                                                                       EXHIBIT 2


                            STOCK PURCHASE AGREEMENT


        This Stock Purchase Agreement (the "Agreement"), dated as of September 16, 1999, is by and among Racquetball and Fitness Clubs, Inc., a Texas corporation ("Buyer"), The Spectrum Club Company, Inc., a California corporation ("SCCI"), Canoga/Agoura Spectrum Club, Inc., a California corporation ("Canoga"), Spectrum Club Anaheim, a California corporation ("Anaheim"), El Segundo-TDC, Ltd., a California limited partnership ("El Segundo"), TVE, Inc., a California corporation ("TVE"), and The Sports Club Company, Inc., a Delaware corporation ("Parent", together with all other parties hereto except Buyer, each a "Seller" and collectively "Sellers").

        WHEREAS, Sellers propose to sell to Buyer, and Buyer proposes to purchase from Sellers, all of the stock of Sellers' newly-formed subsidiary ("Newco") to be formed prior to Closing;

        WHEREAS, Buyer wishes to acquire the stock of a newly-formed corporation in order to limit its exposure to Sellers' preexisting liabilities, if any, whether asserted or unasserted at the time of this Agreement, that are not otherwise disclosed to Buyer in this Agreement; and

        WHEREAS, as of the date of this Agreement, Sellers operate health and fitness clubs under the "Sports Club" and "Spectrum Club" names in Southern California, and Sellers will continue to operate health and fitness clubs under the "Sports Club" name in Southern California and elsewhere.

        NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties hereto agree as follows:

                                   ARTICLE I.

                               CERTAIN DEFINITIONS

    1.1 Defined Terms. As used herein, the terms below shall have the following meanings. Any of such terms, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference.

        "Action" shall mean any action, claim, suit, litigation, proceeding, labor dispute, arbitral action, governmental audit, inquiry, criminal prosecution, investigation or unfair labor practice charge or complaint.



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        "Affiliate" shall mean, with respect to any Person, any other Person that directly or through one or more intermediaries, controls or is controlled by or is under common control with such Person.

        "Ancillary Agreements" shall mean the Agreements attached as Exhibits hereto.

        "Applicable Contracts" shall mean any Contract (a) under which Newco or any Seller has or may acquire any rights relating to the Business or the Assets, or (b) under which Newco or any Seller has or may become subject to any obligation or liability relating to the Business or the Assets, or (c) by which Newco or any Seller or any of the Assets are or may become bound, including without limitation confidentiality agreements and non-solicitation agreements, but excluding the Construction Contracts.

        "Assets" shall mean all of Sellers' right, title and interest in and to the business, properties, assets and rights of any kind, whether tangible or intangible, real or personal and constituting, or used or useful in connection with, or related to, the Business, all of which will be contributed by Sellers to Newco (other than the Excluded Assets), including without limitation all of Sellers' right, title and interest in the following:

        (a) all accounts and notes receivable (whether current or noncurrent), refunds, deposits, prepayments, prepaid expenses, prepaid commissions and customer acquisition costs of Sellers relating to the Business;

        (b) all Contract Rights;

        (c) all Leases listed on Schedule 4.6;

        (d) all Fixtures and Equipment and, subject to the terms of the applicable Lease, all Leasehold Improvements;

        (e) all Inventory;

        (f) all Owned Real Property;

        (g) all Books and Records; provided that Sellers may maintain copies thereof;

        (h) all Proprietary Rights relating to the Business, including the name "Spectrum Club";

        (i) all Permits, to the extent transferable;

        (j) all computers and all installed software (whether owned or licensed) located at any Facility, except for software identified on Schedule 1.1A which will be covered in the Transition Services Agreement;

        (k) all supplies, sales literature, promotional literature, customer, supplier and distributor lists, art work, display units, telephone and fax numbers (to the extent allowed by the applicable telephone carrier) and purchasing records related to the Business;



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        (l) all rights under or pursuant to all warranties, representations and guarantees made by suppliers, contractors or materialmen in connection with the Assets or services furnished to Newco or any of the Sellers pertaining to the Business or affecting the Assets, to the extent such warranties, representations and guarantees are not required by Newco or any of the Sellers to fulfill their obligations under this Agreement;

        (m) the Manhattan Beach Management Agreement;

        (n) the partnership interests owned by SCCI and El Segundo TDC, Ltd. in Manhattan Beach; and

        (o) all claims, causes of action, choses in action, rights of recovery and rights of set off of any kind, against any person or entity, including without limitation any liens, security interests, pledges or other rights to payment or to enforce payment in connection with the operation of the Business, all to the extent necessary for Buyer to obtain the benefit and use of the Assets and the Business, excluding rights for refunds of amounts paid prior to Closing or claims for defective products or services remedied by Newco or Seller prior to Closing;

but excluding the Excluded Assets (except insofar as Sellers license rights in Excluded Assets to Buyer pursuant to the Transition Services Agreement).

        "Books and Records" shall mean (a) all records and lists of Newco or Sellers pertaining to the Assets, (b) all records and lists pertaining to the Business, members, customers, suppliers or, to the extent permitted by law, personnel of Sellers, (c) all product, business and marketing plans of Sellers and (d) all books, ledgers, files, reports, plans, drawings and operating records of every kind maintained by Sellers, in each case to the extent related to a Facility or related solely to the Business, but excluding the originals of Sellers' minute books, stock books and tax returns; provided that to the extent an item, record, list or other information would be within the definition of "Books and Records" except for the fact that it contains information in addition to that related to the Business, the portion related to the Business shall be deemed to be "Books and Records", and Buyer will be furnished with a copy or copies thereof.

        "Business" shall mean Newco's or Sellers' (and, if applicable, any Affiliate of Sellers') business of owning, leasing and operating sports and fitness clubs under the "Spectrum Club" name at the locations specified on
Schedule 1.1B hereto.

        "Closing Date" shall mean the later of (i) September 30, 1999, or (ii) subject to Section 11.1, the second business day after satisfaction of all conditions to Closing, or (iii) fifteen (15) days after Brentwood Associates Private Equity III, LP makes its capital call to its limited partners (which will be made upon Sellers' mailing all the requests for landlord consent and/or non-disturbance agreement), but in no case later than the later of October 31, 1999 or forty (40) days after Sellers mail all the requests for landlord consent and/or non-disturbance agreement.



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        "Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder.

        "Construction Contracts" means the AIA A111 agreement dated October 19, 1998 between The Sports Club Company and R.D. Olson Construction L.P. for the Spectrum Club/Puente Hills, the AIA A111 agreement dated October 19, 1998 between The Sports Club Company and R.D. Olson Construction L.P. for the Spectrum Club/Thousand Oaks, the AIA A101 agreement dated February 15, 1999 between The Sports Club Company and Vratsinas Construction Company for The Spectrum Club/Anaheim, and, when entered into pursuant to the terms of this Agreement, the construction contracts for the parking structure or office tenant improvements at the Spectrum Club/Thousand Oaks.

        "Contribution Agreement" shall mean the Contribution Agreement dated one day prior to the Closing Date among Sellers and Newco.

        "Contemplated Transactions" shall mean the following:

        (a)   the contribution of the Assets by Sellers to Newco;

        (b) the performance by Buyer and Sellers of their respective covenants and obligations under this Agreement and the Ancillary Agreements; and

        (c)   Buyer's acquisition and ownership of all stock in Newco.

        "Contract" shall mean any lease, agreement, contract, note, loan, evidence of indebtedness, sales order, purchase order, license, letter of credit, franchise agreement, undertaking, covenant not to compete, employment agreement, license, instrument, obligation, commitment or claim of right or benefit to which Newco or any of the Sellers is a party or is bound and which is included in the Assets, whether oral or written.

        "Contract Rights" shall mean all of Newco's or Sellers' rights and obligations under the Applicable Contracts.

        "Disclosure Schedule" shall mean collectively the schedules executed and delivered by Sellers to Newco and Buyer as of the date hereof which set forth the exceptions to the representations and warranties contained in Article IV hereof and certain other information called for by this Agreement. Unless otherwise specified, each reference in this Agreement to any numbered schedule is a reference to that numbered schedule which is included in the Disclosure Schedule.

        "Encumbrance" shall mean any claim, lien, pledge, option, charge, easement, security interest, deed of trust, mortgage, right of way, encroachment, private building or use restriction, conditional sales agreement, encumbrance or other right of third parties, whether voluntarily incurred or arising by operation of law, and includes, without limitation, any agreement to give any of the foregoing in the future, and any contingent sale or other title agreement or lease in the nature thereof.



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        "Excluded Assets" notwithstanding any other provision of this Agreement, shall mean the following assets which will not be contributed by Sellers to
Newco:

        (a) all assets and rights of any kind, whether tangible or intangible, real or personal, which are not used in connection with the Business or which are used in connection with both the Business and other business activities of any Seller, and are not located at a Facility;

        (b) all employment and consulting contacts, and all other contracts for personal services;

        (c) intercompany receivables;

        (d) Sellers' Organizational Documents;

        (e) Tax refunds;

        (f) all claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind against any person or entity arising out of or relating to the Assets to the extent related solely to the Excluded Liabilities (as defined in Section 2.3) or not otherwise described in clause (o) of the definition of Assets;

        (g) all Plans (as hereinafter defined);

        (h) prepaid insurance premiums;

        (i) truck used to deliver towels to the Howard Hughes Spectrum Club;

        (j) the Proprietary Rights licensed to Buyer pursuant to Section 6.13 below; and

        (k) the stock of SportsMed, Inc.

        "Facility" shall mean any one of the sports and fitness clubs operated under the "Spectrum Club" name (including the sports and fitness club operated by Manhattan Beach for purposes of representations and warranties relating to Facilities), including office space, fitness space, storage space, parking space and any and all improvements, whether consisting of one or more structures.

        "Facility Lease" shall mean each Lease covering each Facility.

        "Financial Statements" shall mean the Year-End Financial Statements and the Interim Financial Statements.

        "Fixtures and Equipment" shall mean all of the furniture, fixtures, furnishings, machinery, supplies, equipment and other tangible personal property owned by Newco and used in connection with the Business.



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        "Governmental Body" shall mean any:

        (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature;

        (b) federal, state, local, municipal, foreign, or other government;

        (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

        (d) multi-national organization or body; or

        (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

        "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

        "Interim Financial Statements" shall mean the balance sheet and the statements of operations for the six-month period ended on June 30, 1999, copies of which are attached hereto as Exhibit A.

        "Inventory" shall mean all of Newco's inventory held for resale and all of Newco's raw materials, work in process, finished products, wrappings, supply and packaging items and similar items, in each case solely with respect to the Business and located at a Facility.

        "Knowledge" shall mean knowledge of a particular fact or other matter, provided that Sellers shall be deemed to have "knowledge" of all facts in Sellers' corporate records and files which would have been discovered by or known to a person making a prudent review of such files to determine the accuracy of any representation or warranty made by Sellers in this Agreement or compliance by Sellers with any of the covenants in this Agreement.

        "Leasehold Improvements" shall mean all leasehold improvements situated in or on any Facility and owned by Newco or any of the Sellers.

        "Leases" shall mean all of the existing leases with respect to the personal or real property of Newco or any of the Sellers (and, solely for purposes of representations and warranties relating to Leases, shall include the Manhattan Beach Lease) including all amendments, modifications and supplements thereto, relating to the Business.

        "Legal Requirement" shall mean any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance,



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principle of common law, regulation, statute, or treaty, including without limitation, zoning laws.

        "Manhattan Beach" shall mean Sports Connection - ES/MB, a joint venture formed under the laws of the State of California.

        "Manhattan Beach Joint Venture Agreement" shall mean that certain Joint Venture Agreement for Sports Connection - ES/MB dated as of January 3, 1986, between TDC-El Segundo, Ltd. ("TDC") and Continental El Segundo Corporation ("Continental"), as amended by (i) Corrective Amendment to Joint Venture Agreement dated January 3, 1986, between TDC and Continental, (ii) Amendment to Joint Venture Agreement for Sports Connection - ES/MB dated as of October 20, 1994 among TDC, Continental and Agoura Hills Spectrum Club, and (iii) Amendment to Joint Venture Agreement for Sports Connection - ES/MB dated as of February 18, 1995, among TDC, Continental and The Spectrum Club Company, Inc.

        "Manhattan Beach Lease" shall mean that certain Athletic Facility Lease dated January 3, 1986, by and between Continental Development Corporation, as lessor, and Sports Connection - ES/MB, as lessee, as amended by (i) Corrective Amendment to Athletic Facility Lease dated January 3, 1986, (ii) First Amendment to Lease dated October 17, 1986, (iii) Second Amendment to Lease dated March 1, 1987, (iv) Third Amendment to Athletic Facility Lease dated March 31, 1988, and
(v) Fourth Amendment to Office Lease dated July 24, 1990.

        "Manhattan Beach Management Agreement" shall mean the Club Management Contract dated as of January 3, 1986, among Sports Connection - ES/MB, and Talla Development Company, as amended by (i) Corrective Amendment to Club Management Contract dated as of January 3, 1986, (ii) First Amendment to the Club Management Contract dated September 17, 1987, and (iii) Third Amendment to Club Management Contract dated August 14, 1992.

        "Material Adverse Effect" or "Material Adverse Change" shall mean with respect to the Business or the Assets any material adverse effect or material change in the condition (financial or other), business, results of operations, assets, liabilities, operations or prospects of the Business and the Assets, taken as a whole, or on the ability of Sellers to consummate the Contemplated Transactions.

        "Order" shall mean any written award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

        "Organizational Documents" shall mean (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) any partnership agreement, organizational document, charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (c) any amendment to any of the foregoing.



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        "Owned Real Property" shall mean all real property owned in fee by Newco or Sellers, and used in the operation of the Business, including the real property underlying the Spectrum Club - Canoga Park, the Spectrum Club - Agoura Hills and the improvements at the Spectrum Club - Fullerton and the Spectrum
Club - Howard Hughes, but excluding the real property underlying the Spectrum Club - Thousand Oaks, including without limitation all rights, easements and privileges appertaining or relating thereto, all buildings, Fixtures and Improvements located thereon and all Facilities thereon, if any.

        "Permits" shall mean all licenses, permits, franchises, approvals, authorizations, consents, orders, waivers or other authorizations of, or filings with, any Governmental Body or other Person, or pursuant to any Legal Requirement, in any case, necessary for the past, present or anticipated conduct of, or relating to the operation of, the Business.

        "Person" shall mean any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability Sellers, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

        "Proprietary Rights" shall mean all of Newco's or Sellers' copyrights, patents, trademarks, technology rights and licenses, computer software (including without limitation any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, designs, specifications, plans, drawings and intellectual property rights, in each case related to the Business.

        "Representative" shall mean any officer, director, principal, attorney, agent, employee or other representative.

        "Spectrum Personnel" means (i) all employees, independent contractors and other persons receiving periodic payments from any of the Sellers as compensation for services rendered to the Business primarily at a Facility, and
(ii) people listed on Schedule 1.1C hereto.

        "Sublease" shall mean any sublease to Buyer of a Facility Lease.

        "Tax" shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

        "Tax Return" shall mean any return, declaration, report, claim for refund, information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, or other document required to be filed in respect of Taxes.



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        "Transition Services Agreement" shall mean the transition services agreement between Parent and Buyer in substantially the form of Exhibit B hereto.

        "Year-End Financial Statements" shall mean the combined Balance Sheet of the Business dated December 31, 1998, and the related combined statements of operations, changes in shareholders' equity for the year ended December 31, 1998.

                                   ARTICLE II.

                           PURCHASE AND SALE OF STOCK

        2.1 Newco's Assets. Upon the terms and subject to the conditions contained herein, prior to the Closing, Sellers will have contributed to Newco (which shall have no other assets or liabilities and which shall have conducted no business) the Assets except the partnership interests owned by SCCI and El Segundo in Manhattan Beach, in exchange for all of the outstanding stock of Newco ("Newco Stock"); provided that any Assets located at Sellers' corporate headquarters shall, except as set forth in the Transition Services Agreement, be delivered to Newco promptly (and in no event more than seven days) following the Closing Date. At Closing, Sellers will sell, convey, transfer, assign and deliver to Buyer, and Buyer will acquire from Sellers, all of the Newco Stock. In addition, at Closing, Sellers will sell, convey, transfer, assign and deliver to Buyer, and Buyer will acquire from Sellers, the partnership interests owned by SCCI and El Segundo in Manhattan Beach.

        2.2 Newco's Liabilities. Upon the terms and subject to the conditions contained herein, in connection with the contribution of the Assets to Newco, Newco shall have assumed the following, and only the following, obligations and liabilities of Sellers prior to the Closing (the "Assumed Liabilities"):

               (a) All obligations and liabilities accruing, arising out of, or relating to events or occurrences happening after the Closing Date under the Applicable Contracts and Leases included in the Assets, but not including any obligation or liability accruing, arising out of, or relating to events or occurrences happening before the Closing Date;

               (b) All of Sellers' deferred membership fees, deferred lease obligations and other accrued liabilities, reflected on the Interim Balance Sheet or incurred after the Interim Balance Sheet Date (i) in the ordinary course of Sellers' business, (ii) consistent with past practice, and (iii) in compliance with the terms of this Agreement, in each case, other than those liabilities described on Schedule 2.2(b) (the "Retained Operating Liabilities");

               (c) obligations reflected on the Closing Balance Sheet for accrued vacation pay of the Spectrum Personnel listed on Schedule 2.2(c) hereto and obligations to honor accrued sick leave rights of the Spectrum Personnel (not to exceed 48 hours per individual) listed on Schedule 2.2(c) hereto; and



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               (d) all obligations arising under membership contracts on or after the Closing Date, including without limitations refunds of prepaid membership fees, private training fees and other member prepayments related to the Business.

        2.3 Excluded Liabilities. Notwithstanding any other provision of this Agreement, except for the Assumed Liabilities expressly specified in Section 2.2, Newco shall not have assumed, or otherwise be responsible for, any liabilities or obligations of Sellers, whether actual or contingent, matured or unmatured, liquidated or unliquidated, or known or unknown, whether arising out of occurrences prior to, at or after the date hereof ("Excluded Liabilities"), which Excluded Liabilities include, without limitation:

               (a) Except for accrued vacation accrued on the Closing Balance Sheet and sick leave rights included in Assumed Liabilities, any liability or obligation to or in respect of any employees or former employees of Sellers including without limitation (i) any Employment Contract, as defined in Section 4.12(a), (ii) any liability under any Plan at any time maintained, contributed to or required to be contributed to by or with respect to Sellers or under which any of the Sellers may incur liability, or any contributions, benefits or liabilities therefor, or any liability with respect to Sellers' withdrawal or partial withdrawal from or termination of any Plan and (iii) any claim of an unfair labor practice, or any claim under any state unemployment compensation or worker's compensation law or regulation or under any federal or state employment discrimination law or regulation, which shall have been asserted on or prior to the Closing Date or is based on acts or omissions which occurred on or prior to the Closing Date;

               (b) Except as set forth in Section 2.7 hereof, any liability or obligation of any of the Sellers in respect of any Tax;

               (d) Any liability arising from any injury to or death of any person or damage to or destruction of any property whether based on negligence, breach of warranty, strict liability, enterprise liability or any other legal or equitable theory arising from operation of the Business prior to the Closing Date;

               (e) Any liability or obligation of any of the Sellers arising out of or related to any Action which relates to events or omissions prior to the Closing Date;

               (f) Any liability or obligation of any of the Sellers resulting from entering into, performing its obligations pursuant to or consummating the Contemplated Transactions;

               (g) Any liability or obligation of any of the Sellers to Parent; Any indebtedness of any of the Sellers for borrowed money or pursuant to a capitalized lease;

               (h) Any obligation or liability for any undisclosed breach of any Contracts or Leases occurring on or prior to the Closing Date; and



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               (i) Any obligation or liability arising out of the failure or alleged failure of any form of membership agreement with respect to any Spectrum Club to comply with applicable law.

        2.4    Purchase Price.

               (a) Definitions. As used in this Section, the following terms have the following meanings:

               (i) "EBITDA" means, with respect to the Business for any period,
(a) Net Income for such period plus (b) without duplication and to the extent deducted in determining Net Income, the sum of (i) interest expense for such period, net of interest income for such period, (ii) charges for income tax expense for such period, (iii) charges for depreciation and amortization (other than amortization charges counted as interest expense) for such period, minus
(c) without duplication and to the extent added to any revenues in determining Net Income for such period, all extraordinary and nonrecurring gains during such period, all as determined in accordance with GAAP, plus (d) without duplication and to the extent deducted in determining Net Income for such period, all extraordinary and nonrecurring losses and pre-opening expenses during such period, all as determined in accordance with GAAP;

               (ii) "Audited Six Month Income Statement" means the income statement of the Business for the six months ended June 30, 1999, audited by KPMG, independent auditor for Sellers, whose unqualified audit report shall be included therewith;

               (iii) "Audited Financials" mean the Audited Six Month Income Statement plus (i) a balance sheet of the Business at June 30, 1999, December 31, 1998 and December 31, 1997, plus (ii) an income statement of the Business for the fiscal year ended each of December 31, 1998 (the "1998 Audited Income Statement") and December 31, 1997, in all cases audited by KPMG, independent auditor for Sellers, whose unqualified audit report shall be included therein;

               (iv) "Audited Balance Sheet" means the balance sheet of the Business at June 30, 1999, audited by KPMG, independent auditors for Sellers, whose unqualified audit report shall be included therewith;

               (v) "Net Income" means, for any period, net income or loss of the Business for such period determined on a combined basis in accordance with GAAP;

               (vi) "GAAP" means generally accepted accounting principles consistently applied; and

               (b) Purchase Price. At the Closing, upon the terms and subject to the conditions set forth herein, Buyer shall pay to Sellers for the sale, transfer, assignment, conveyance and delivery of the Newco Stock, the sum of $49,646,143 in U.S. funds (the "Purchase Price"), payable by wire transfer of immediately available funds to an account designated by Parent; subject, however, to adjustment as set forth in Section 2.5, less the



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

Holdback Amount. Sellers shall present a calculation of the Pre-Opening Reduction Amount (as defined in Section 2.5(c) below), together with such supporting documentation as Buyer may reasonably request, at least two business days prior to Closing, and the Closing shall not take place until the parties have mutually agreed on such calculations, subject to Section 2.5(d). Notwithstanding the foregoing, at least three business days prior to Closing, Sellers will deliver the Audited Financials (including the Audited Six Month Income Statement) to Buyer, together in each case with a calculation of EBITDA based thereon, adjusted (solely in the case of the Audited Financials) as follows: (i) plus (minus) increase (decrease) in deferred revenue liabilities (including initiation fees (net of associated deferred costs) and prepaid dues) from December 31, 1998 through June 30, 1999, (ii) plus (minus) increase (decrease) in deferred lease obligations from December 31, 1998 through June 30, 1999, and (iii) plus corporate cost allocations.

               If such EBITDA is less than EBITDA shown on the Interim Financial Statements, then the Purchase Price shall be reduced at Closing by an amount equal to fourteen times such difference (in the case of Manhattan Beach, seven times such difference), and if EBITDA based on the Audited Six Month Income Statement is more than EBITDA shown on the Interim Financial Statements, then the Purchase Price shall be increased at Closing by an amount equal to fourteen times such difference (in the case of Manhattan Beach, seven times such difference); provided that if any such increase or decrease would increase or decrease the Purchase Price by more than $4,000,000, either Seller or Buyer shall have the right to terminate this Agreement upon prompt notice to the other parties to this Agreement; provided further that Seller shall not have the right to terminate in the case of a decrease if Buyer agrees to limit the decrease in Purchase Price to $4,000,000 notwithstanding that the EBITDA adjustment would have resulted in a greater decrease; and provided further that Buyer shall not have the right to terminate in the case of an increase if Seller agrees to limit the increase in Purchase Price to $4,000,000 notwithstanding that the EBITDA adjustment would have resulted in a greater increase.

               In addition, Buyer shall have the right to terminate this Agreement within three business days following receipt of the Audited Financials if the shortfall (expressed as a positive number) between (i) EBITDA based on the 1998 Audited Income Statement (and adjusted in the same manner as the Audited Six Month Income Statement pursuant to the last sentence of the first paragraph of Section 2.4(b)) and (ii) EBITDA based on the 1998 income statement included in the unaudited Year-End Financial Statements (using the same methodology) is more than the greater of (x) five percent (5%) or (y) 300% of the shortfall (expressed as a positive number) between EBITDA based on the Audited Six Month Income Statement and EBITDA based on the Interim Financial Statements.

               (c) The "Holdback Amount" shall be an amount equal to four percent (4%) of the Purchase Price paid at Closing plus $1,500,000, which shall be held in escrow, pursuant to the terms of the Escrow Agreement attached as Exhibit C (which, except as provided in the next sentence, shall terminate one year after the date hereof except to the extent of claims made prior to such date). One million five hundred thousand dollars

($1,500,000) of the Holdback Amount will be released to Sellers when the Spectrum Club - Anaheim is (a) delivered to Buyer ready for use by members and
(b) has received a certificate of occupancy.

        2.5    Working Capital Adjustment.

               (a) Closing Balance Sheet. As promptly as possible after Closing (and in any event within 30 days), the Sellers will prepare and deliver to Buyer
(i) a combined balance sheet of the Business dated the Closing Date (the "Closing Balance Sheet") and prepared in accordance with each Sellers' method of accounting utilized in the preparation of the Audited Balance Sheet, except that none of the Sellers shall include any intercompany receivables, Excluded Assets, Excluded Liabilities or the Retained Operating Liabilities on either balance sheet, and, (ii) a reasonably detailed calculation of the Adjustment Amount, as defined in Section 2.5(b) below (including any portion of the Pre-Opening Reduction Amount to be calculated pursuant to Section 2.5(d)) including all supporting documentation with respect thereto.

               (b) Adjustment Amount. The "Adjustment Amount" shall be the amount by which Net Working Capital as reflected on the Closing Balance Sheet is greater than or less than Net Working Capital on the Audited Balance Sheet (except that only one-half of any amount attributable to Manhattan Beach which would otherwise affect the Adjustment Amount shall be included). "Net Working Capital" shall mean the excess (or deficiency) of current assets (excluding Excluded Assets which are current assets) over current liabilities (excluding the current portion of any of Sellers' long-term liabilities or current notes payable, accrued Taxes which are not Assumed Liabilities and other current liabilities which are not Assumed Liabilities) on the Closing Balance Sheet.

                      (i) If the Adjustment Amount is a positive number, then Buyer will pay or cause to be paid to Sellers the Adjustment Amount in cash.

                      (ii) If the Adjustment Amount is a negative number, then Sellers will pay or cause to be paid to Buyer the Adjustment Amount in cash.

               (c) Anaheim Adjustment. In addition to the foregoing, the Purchase Price will be reduced or increased by the amount (a "Pre-Opening Adjustment Amount") by which pre-opening net cash flow through the Closing (consisting of pre-opening initiation fees and dues collected in cash, exceeds or is less than pre-opening operating expenses through the Closing as the case may be) generated by Spectrum Club-Anaheim.

               (d) Disputed Adjustment Amount. Solely for purposes of utilizing the dispute resolution mechanisms of Section 2.5(d) and (e), any amounts otherwise includable in calculating the Pre-Opening Reduction Amount which are attributable to the time period between the agreement of such amount pursuant to
Section 2.5(c) and the Closing Date shall be treated as if they were part of the Adjustment Amount. If Buyer disagrees with the Adjustment Amount, it will notify Sellers of such disagreement in writing, specifying the particulars of such disagreement, within fifteen (15) business days after Buyer's receipt of the Closing Balance Sheet. To the extent that any portion of the Adjustment Amount is not in dispute, within fifteen (15) business days after Buyer's receipt of the Closing Balance Sheet, Buyer will pay Sellers or Sellers WILL PAY BUYER, AS the case may be, that portion of the Adjustment Amount which is not in dispute in the manner set forth in Section 2.5(b).

               (e) Resolution of Disputed Adjustment Amount. Buyer and Sellers will use their best efforts for a period of thirty (30) calendar days after Buyer's delivery of such notice to resolve any disagreements with respect to the calculation of the Adjustment Amount. If, at the end of such period, Buyer and Sellers are unable to resolve such disagreements, they shall be arbitrated pursuant to Section 10.7.

               (f) Payment of Adjustment Amount. Within five (5) business days after the date of determination of the Adjustment Amount, Buyer shall pay Sellers, or Sellers shall pay Buyer, as the case may be, the Adjustment Amount.

        2.6    Prorations.

               (a) Interest. On the Closing Date, or as promptly as practicable following the Closing Date, but in no event later than sixty (60) calendar days thereafter, all prepaid interest and interest payable with respect to any interest bearing obligations assumed by Newco hereunder shall be prorated between Newco and Sellers as of the Closing Date.

               (b) Utilities; Taxes. On the Closing Date, or as promptly as practicable following the Closing Date, but in no event later than sixty (60) calendar days thereafter, the real and personal property taxes, water, gas, electricity and other utilities, common area maintenance reimbursements to lessors, local business or other license fees or taxes, merchants' association dues and other similar periodic charges payable with respect to the Assets or the Business shall be prorated between Newco and Sellers effective as of the Closing Date. To the extent practicable, utility meter readings for the Facilities shall be determined as of the Closing Date. If the real property tax rate for the current tax year or other charges, such as common area maintenance reimbursements, are not established by the Closing Date, the prorations shall be made on the basis of the rate in effect for the preceding tax year or other estimates and shall be adjusted when the exact amounts are determined. All such prorations relating to real property taxes shall be based upon the most recent available assessed value of each Facility prior to the Closing Date.

               (c) Rents. Sellers shall pay all rent under the Leases through the end of the calendar month in which the Closing Date occurs, and Newco shall reimburse Sellers for such rent accrued from the Closing Date through the end of such month as part of the post-Closing proration and for the $12,000 security deposit for the Spectrum Club - Water Garden. Payments of percentage rent due under the provisions of the Leases for the Spectrum Club - Valencia and the Spectrum Club - Fullerton, shall be adjusted to the Closing Date as follows:
Newco shall pay any percentage rent due for periods expiring after the Closing Date, and Sellers shall be responsible for that portion of such percentage rent paid by Newco and due under such Leases based on sales from the commencement of the current lease year though the Closing Date, and Newco shall be responsible for that portion due under such Leases based on sales from and after the Closing Date. Within ninety (90) calendar days after the Closing Date, Sellers will furnish to Buyer records which enable Buyer to comply with the percentage rent provision of each such Lease. Buyer shall provide to Sellers, within thirty (30) calendar days before the annual settlement of percentage rent under any such Lease for the partial year in which any of the Sellers was operating such Facility, a statement showing the manner of computation of all percentage rent due under each Lease for such year. Any reimbursement due Buyer from Sellers in respect of its pro rata share of percentage rent shall be paid within fifteen (15) calendar days after written demand therefor by Buyer. Percentage rent receivable under subleases shall be prorated in the same manner as percentage rent payable under provisions of the Leases.

        2.7 Closing Costs; Transfer Taxes and Fees. Except for real property transfer taxes which will be paid by Sellers, Buyer and Seller shall each be responsible for one-half of any state non-income based transfer or other similar taxes imposed by reason of the sale of the Newco Stock to Buyer or the contribution of the Assets consisting of tangible personal property to Newco by Sellers; provided that this Section 2.7 shall not limit Buyer's rights to indemnification in any manner. Buyer will be responsible for the cost of obtaining Permits for Newco and obtaining the transfer of existing Permits to Newco. Parent will prepare all the application forms necessary for Newco to obtain Permits and the transfer of existing Permits, and Buyer will pay $60 per hour for the time spent by Parent's personnel in performing such services, subject to receipt and review of time sheets showing by date the tasks performed and hours (rounded to the nearest quarter hour) spent. Sellers and Buyer each shall be responsible for one half of the escrow fees. Sellers shall be responsible for the costs of owner's policies of title insurance.

        2.8 Intended Tax Treatment. Each of the Sellers and Buyer intend that for federal, state, local and foreign Tax purposes, this Agreement shall constitute the binding commitment of each of the Sellers to sell their Newco Stock to Buyer, with the result that the contributions of the Assets to Newco as described in the first sentence of Section 2.1 hereof shall not qualify for tax-free treatment pursuant to Section 351 of the Code (or any similar provisions of state, local or foreign tax law). Each of the Sellers agrees to report the transactions contemplated by this Agreement in accordance with the Tax treatment described in the preceding sentence, and none of the Sellers will take any position on any Tax Return contrary to that described in the preceding sentence.

                                  ARTICLE III.

                                     CLOSING

        3.1 Closing. The Closing of the transaction contemplated herein (the "Closing") shall be held at 9:00 a.m. Pacific Time on the Closing Date at the offices of Latham & Watkins, 633 West 5th Street, Los Angeles, California 90071, unless the parties hereto otherwise agree.

        3.2 Conveyances at Closing By Sellers.

               (a) Instruments and Possession. To effect the sale and transfer referred to in Section 2.1 hereof, Sellers will execute and deliver to Newco prior to the Closing:

                      (i) one or more Bills of Contribution, in the substantial form of Exhibit A attached to the Contribution Agreement, conveying in the aggregate all of Sellers' owned personal property included in the Assets, in consideration for Newco's first issue of Newco Stock;

                      (ii) (A) an Assignment of Lease in the form attached hereto as Exhibit D with respect to the Leases for the Spectrum Club - Fullerton and the Spectrum Club - Thousand Oaks and (B) to the extent permitted in Articles IV and VIII hereof, a Sublease and a Memorandum of Lease in the form attached as Exhibits E and F hereto, respectively, or, in the alternative, an Assignment of Lease in the form attached as Exhibit D hereto, with respect to the Leases for the Spectrum Club - Water Garden, the Spectrum Club - Howard Hughes, the Spectrum Club - Fullerton, the Spectrum Club - Valencia, the Spectrum Club - Puente Hills and the Spectrum Club - Anaheim;

                      (iii) an Assignment of Contract Rights in the substantial form of Exhibit C attached to the Contribution Agreement, with respect to the Contract Rights;

                      (iv) an Assignment of Partnership Interest with respect to Sports Connection - ES/MB;

                      (v) one or more grant deeds conveying good and marketable fee simple title to the Owned Real Property;

                      (vi) a sublease for the Office Space portion of the Premises under the Lease for the Spectrum Club - Thousand Oaks complying with the provisions of Sections 16.2.4 of such Lease and otherwise on terms and conditions mutually agreed by Sellers and Buyer prior to the Closing Date;

                      (vii) an Assignment of Trademarks in the substantial form of Exhibit D attached to the Contribution Agreement; and

                      (viii) such other instruments as shall be reasonably requested by Buyer to vest in Newco title in and to the Assets in accordance with the provisions hereof.

               Immediately following the above contributions, Sellers will deliver to Buyer at closing a certificate representing the Newco Stock, duly endorsed for transfer to Buyer.

               (b) Form of Instruments. To the extent that the form of any document to be delivered hereunder is not attached as an Exhibit hereto, such document shall be in form and substance, and shall be executed and delivered in a manner, reasonably satisfactory to the parties.

               (c) Nonforeign Affidavit. Sellers shall furnish Buyer an affidavit, stating, under penalty of perjury, the transferor's United States taxpayer identification number and that the transferor is not a foreign person, pursuant to Section 1445(b)(2) of the Code.

        3.3 Conveyances at Closing By Buyer. To effect the sale and transfer referred to in Section 2.1 hereof, Buyer will, at the Closing, execute and deliver to Sellers:

        (a) the Initial Cash Payment; and

        (b) all other documents listed in Section 3.2 above in which Buyer is a party.

                                   ARTICLE IV.

                    REPRESENTATIONS AND WARRANTIES OF SELLERS

        Sellers (other than El Segundo) jointly and severally represent and warrant to Buyer as follows (as used in Sections 4.1 through 4.31, the term "Sellers" shall include Manhattan Beach unless otherwise stated), except as set forth on the corresponding section of the Disclosure Schedule:

        4.1    Organization And Good Standing.

               (a) Each of the Sellers (other than El Segundo and Manhattan Beach) and Newco is a corporation duly organized, validly existing and in good standing under the laws of the state of its organization. El Segundo is a limited partnership and Manhattan Beach is a joint venture, in each case duly organized, validly existing and in good standing under the laws of the State of California. Schedule 4.1 hereto contains a complete and accurate list of jurisdictions in which each of the Sellers is authorized to do business. Parent owns, directly and/or indirectly through wholly-owned subsidiaries, all of the issued and outstanding stock of each of the Sellers other than Parent and El Segundo. Each of the Sellers has the corporate or partnership power and authority, as the case may be, to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Applicable Contracts. Each of the Sellers and Newco is duly qualified to do business as a foreign corporation or partnership, as the case may be, and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified and in good standing would not reasonably be expected to have a Material Adverse Effect. None of the Sellers except Parent has employees, owns or leases property in any state other than California. Except as set forth in Schedule 4.1, none of the Sellers conducts any operations other than the

Business. Newco is a newly-formed corporation which has conducted no business except the execution of the Contribution Agreement between Sellers and Newco just prior to the Closing and has no assets or liabilities other than the Assets and the Assumed Liabilities received upon closing of the transactions under the Contribution Agreement. Parent will own, directly or indirectly through wholly-owned subsidiaries, all of the Assets prior to and immediately after the contribution thereof to Newco.

               (b) Each of the Sellers has delivered to Buyer copies of its Organizational Documents, as currently in effect. Newco has delivered to Buyer copies of its Organizational Documents, as currently in effect.

               (c) None of the Sellers or Newco has subsidiaries except as set forth on Schedule 4.1.

        4.2    Authority; No Conflict.

               (a) This Agreement has been duly authorized by the board of directors and shareholders (or partners, as the case may be) of each of the Sellers and constitutes the legal, valid, and binding obligation of each of the Sellers, enforceable against each of them in accordance with its terms, except
(a) that such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally, (b) to the extent that enforceability may be limited by California courts with respect to any "unconscionable" provisions contained therein, and (c) that certain of the covenants contained herein may not be specifically enforceable and courts may award money damages rather than specific performance of contractual provisions involving matters other than the payment of money. Upon the execution and delivery by Sellers of the Ancillary Agreements to which each of them is a party (collectively, "Sellers' Closing Documents"), Sellers' Closing Documents will constitute the legal, valid, and binding obligations of each of the Sellers, as applicable, enforceable against each of them in accordance with its respective terms. except (a) that such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally, (b) to the extent that enforceability may be limited by California courts with respect to any "unconscionable" provisions contained therein, and
(c) that certain of the covenants contained herein may not be specifically enforceable and courts may award money damages rather than specific performance of contractual provisions involving matters other than the payment of money. Except for the consents (the "Consents") described in Schedule 4.2 hereto, each of the Sellers has the right, power, authority, and capacity to execute and deliver this Agreement and the Sellers' Closing Documents to which it is a party and to perform its obligations under this Agreement and the Sellers' Closing Documents.

               (b) Except as set forth in Schedule 4.2 hereto, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

                      (i) contravene, conflict with, or result in a violation of
(A) any provision of the Organizational Documents of any Seller or Newco, or (B) any resolution adopted by the Board of Directors of each of the Sellers or Newco;

                      (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to prohibit any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which any Seller or Newco, or any of the Assets, may be subject;

                      (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Government Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Permit that is held by any Seller or Newco or any other Person that relates to the Business or the Assets;

                      (iv) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract or any Lease; or

                      (v) result in the imposition or creation of any Encumbrance upon or with respect to any of the Assets other than as a result of actions by Buyer.

               Except as set forth in Schedule 4.2 hereto, none of the Sellers or Newco is or will be required to give any notice to or obtain any Permit in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

               4.3 Financial Statements. Each of the Sellers has delivered to
Buyer: (a) combined balance sheets of each of the Business as at December 31, 1998, 1997, 1996 and 1995 (the "1998 Balance Sheet", the "1997 Balance Sheet", the "1996 Balance Sheet" and the "1995 Balance Sheet", respectively), and the related consolidated statements of income for the fiscal years then ended and
(b) a combined balance sheet of each of the Business as at June 30, 1999 (the "Interim Balance Sheet") and the related combined statements of income for the five (or six, as the case may be) months then ended. Such financial statements fairly present the financial condition and the results of operations of the Business as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP consistently applied except
(i) in the case of the Interim Financial Statements, for the absence of complete notes and (ii) subject to normal, recurring year-end adjustments not material in amount.

               4.4 Books And Records. The books of account, minutes, stock records and other records of Newco and Sellers relating to the Assets and the Business ("Minute Books"), all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls. The Minute Books contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the Boards of Directors, and committees of the Boards of Directors of Sellers relating to the Business or the Assets, and no meeting of any such stockholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books.

               4.5 Membership Agreement. The forms of the Membership Agreement currently used by Sellers in the Business plus two old Membership Agreements are attached hereto as Schedule 4.5. The grid of membership dues information and other information attached as Schedule 4.5 hereto accurately represents the membership dues information relating to the Facilities set forth thereon.

               4.6 Leases. Schedule 4.6 hereto contains a complete and accurate list of all real property leased by Newco or Sellers or otherwise with respect to the Business. Except for the Owned Real Property, the Assets do not include any other interest in real property other than as set forth on Schedule 4.6 hereto. Sellers have delivered to Buyer true and complete copies of all such Leases. Such Leases are in full force and effect and are valid, binding, and enforceable in accordance with their terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights and (ii) general principles of equity relating to the availability of equitable remedies (regardless of whether such agreements are sought to be enforced in a proceeding at law or in equity) and no event of default has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default thereunder on the part of Sellers; and Sellers have no knowledge of the occurrence of any event of default which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default thereunder by any other party.

               4.7 Title To Properties; Encumbrances. Prior to Closing, Sellers owned (and at Closing Newco will own) all the Assets (whether tangible or intangible) that they purport to own located in the Facilities operated by Sellers or reflected as owned in the books and records of Sellers, including all of the Assets reflected in the Balance Sheet and the Interim Balance Sheet (except for personal property sold or otherwise disposed of since the date of the Balance Sheet and the Interim Balance Sheet, as the case may be, in the ordinary course of business), and all of the Assets purchased or otherwise acquired by Sellers since the date of the Balance Sheet (except for personal property acquired and sold since the date of the Balance Sheet in the ordinary course of business and consistent with past practice) which subsequently purchased or acquired Assets (other than inventory and short-term investments) are accounted for in the Interim Balance Sheet or are listed in Schedule 4.7 hereto. The Assets constitute all of the tangible personal property held by each Seller (other than Parent) immediately prior to the contribution thereof to Newco. Except as set forth in Schedule 4.7 (and subject to the fact that, as noted on Schedule 4.7, certain Encumbrances listed thereon are to be eliminated or modified at or prior to Closing), all Assets reflected in the Balance Sheet and the Interim Balance Sheet are free and clear of all Encumbrances except, with respect to all such Assets, (a) rights of lessors under the Leases described in Schedule 4.7 and under personal property Leases, (b)

Permitted Encumbrances (as defined in Section 4.28(a)). Except as set forth in
Schedule 4.7, the Assets are adequate for the conduct of the Business as presently conducted.

               4.8 Accounts Receivable. All accounts receivable of Newco that are reflected on the Sellers' Balance Sheet or the Interim Balance Sheet or on the accounting records of Newco as of the Closing Date (collectively, the "Accounts Receivable") represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the Closing Balance Sheet or the Interim Balance Sheet or on the accounting records of Sellers as of the Closing Date (which reserves are adequate and calculated consistent with past practice). There is no contest, claim, or right of set-off, other than in the ordinary course of Business, under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable. Sellers have provided to Buyer a complete and accurate list (titled "Aging of Accounts Receivable") of all Accounts Receivable as of the date of the Interim Balance Sheet, which list sets forth the aging of such Accounts Receivable.

               4.9 Inventory. No Inventory set forth on the Interim Balance Sheet or included in the Assets and acquired by Seller since the date thereof is located anywhere other than at one or more of the Facilities, and all such Inventory was acquired and has been maintained in accordance with the regular business practices of Sellers, consists of new and unused items of a quality and quantity usable or salable in the ordinary course of business, and is valued at the lower of cost or market on the Interim Balance Sheet. None of such Inventory is obsolete, unusable, damaged or unsaleable in the ordinary course of business, except for such items of Inventory which have been written down in accordance with GAAP or for which adequate reserves have been provided for on the Interim Balance Sheet in accordance with GAAP.

               4.10 No Undisclosed Liabilities. Except as set forth in Schedule
4.10 hereto, Newco and Sellers have no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) relating to the Business except for (i) liabilities or obligations reflected or reserved against in the Interim Balance Sheet or (ii) current liabilities incurred in the ordinary course of business (and not in violation of this Agreement) since the date of the Interim Balance Sheet, and (iii) liabilities or obligations under Applicable Contracts or in connection with Actions. Parent's direct contribution of Assets to Newco was solely in exchange for Newco's stock, and no direct liabilities of Parent were or will be assumed by Newco in such exchange.

               4.11   Tax Matters.

                      (a) Each Seller and Newco has timely filed, or caused to be timely filed, all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects. All Taxes owed by each Seller and Newco (whether or not shown on any Tax Return) that are due and payable have been paid. None of the Sellers or Newco is currently the beneficiary of any extension of time within which to file any Tax Return, except as provided on Schedule 4.11 hereto. None of the Sellers or Newco has received written notice of any claim by an authority in a jurisdiction where any of the Sellers or Newco does not file Tax Returns that any of the Sellers is subject to taxation by that jurisdiction. There are no liens on any of the Assets that arose in connection with any failure (or alleged failure) to pay any Tax.

                      (b) Each Seller and Newco has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

                      (c) There is no dispute or claim concerning any liability of any Seller or Newco for Taxes claimed or raised by any authority in writing, or of which any Seller has knowledge. To the knowledge of Sellers, no audit or examination of any Tax Return is currently in progress, and none of the Sellers or Newco has received notice of any proposed audit or examination. Sellers have furnished to Buyer or its Representatives correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Sellers or Newco with respect to years ended on or after December 31, 1996. None of the Sellers or Newco has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                      (d) None of the Sellers or Newco has filed a consent under
Section 341(f) of the Code concerning collapsible corporations (or any comparable state income tax provision). None of the Sellers or Newco has made any payments, is obligated to make any payments, or is a Party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code. None of the Sellers is a party to any Tax allocation, sharing or indemnity agreement. None of the Sellers or Newco (I) has been a member of any combined, consolidated or unitary Tax Return (other than Tax Returns filed by a group of which Parent is the common parent) or (ii) has any liability for the Taxes of any person (other than any of the Sellers) under Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

                      (e) The unpaid Taxes of the Sellers and Newco (i) did not, as of the date of the Interim Balance Sheet, exceed by any material amount the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Interim Balance Sheet, and (ii) will not exceed by any material amount the reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of Newco or the Sellers in filing their Tax Returns.

        4.12 No Material Adverse Change. Since the date of the Balance Sheet, there has not been any Material Adverse Change and Sellers have no Knowledge of any event or circumstance that would reasonably be expected to result in such a Material Adverse Change.

        4.13   Employee Benefits.

               (a) Schedule 4.13 hereto sets forth a complete and correct list of all (i) written employment contracts, employment arrangements, summaries of oral employment contracts (excluding at-will employment arrangements which Parent may terminate at any time without any severance pay) and other arrangements that provide benefits to Spectrum Personnel and that are not Plans (as defined below) (collectively, the "Employment Contracts") and (ii) all "employee welfare benefit plans" or "employee pension benefit plans," as such terms are defined in Sections 3(1) and 3(2), respectively, of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), which are maintained, administered or contributed to by the Sellers (collectively, the "Plans") which cover current or former Spectrum Personnel.

               (b) None of the Plans is subject to Title IV of ERISA. In the past six years, Sellers have not maintained, sponsored, or been required to contribute to, have not withdrawn from (either completely or partially), and have not incurred any liability with respect to, any plan subject to Title IV of ERISA or the minimum funding requirements of Section 412 of the Code.

               (c) The Plans have been administered in compliance in all material respects with their terms and with all filings, reporting, disclosure, and other requirements of ERISA, the Code and any other applicable law. The only Plan which is an "employee pension benefit plan," as such term is defined in
Section 3(2) of ERISA, is Parent's 401(k) profit sharing plan (the "401(k) Plan"). The 401(k) Plan is and has been for all the years of the Plan the subject of a favorable determination letter issued by the Internal Revenue Service as to its qualified status under Code Section 401. Parent has no knowledge of any facts which might adversely affect the qualified status of the 401(k) Plan.

               (d) Neither Sellers, nor any of Sellers' employees or directors, nor, to the Knowledge of Sellers, any plan fiduciary of any of the Plans, have engaged in any transaction in violation of Section 406(a) or (b) of ERISA or any "prohibited transaction" (as defined in Section 4975(c)(1) of the Code) for which no exemption exists.

               (e) Other than routine claims for benefits made in the ordinary course of business, there are no pending Actions, and to the Knowledge of the Sellers, no such Actions are threatened, against any Plan or fiduciary of any such Plan by any participant, beneficiary or Governmental Body with respect to the qualification or administration of any such Plan.

               (f) Sellers have provided to Buyer or its Representatives a copy of the Employment Contracts, the Plans which cover current or former Spectrum Personnel, related trust agreements and all amendments thereto.

               (g) For purposes of this Section 4.13, all references to Sellers shall be deemed also to refer to any entity which is under common control or affiliated with Sellers within the meaning of Section 4001 of ERISA and the rules and regulations thereunder and/or Section 414 of the Code and the rules and regulations thereunder.

               (h) All amounts required to be contributed to any Plan by the Sellers with respect to Spectrum Personnel will, as of the Closing Date, have been paid or properly accrued on the books of the Sellers or Shareholder. As soon as practicable following the Closing Date, the Sellers shall contribute the amount of all employer matching contributions or discretionary contributions (in an amount determined in accordance with Sellers' past practices) to the 401(k) Plan which in the ordinary course of business would be contributed for or attributable to the period prior to the Closing Date.

               (i) Neither the execution and delivery of this Agreement, the Ancillary Agreements nor any of the Contemplated Transactions, will terminate or modify, or give a third party a right to terminate or modify, the provisions or terms of any Employment Contract or Plan and will not constitute a stated triggered event under any Employment Contract or Plan or any other agreement with any person or entity that will result in any payment or the acceleration of the right to receive any payment (including parachute payments, severance payments or any similar payments) that would not be deductible becoming due to any employees of the Sellers.

               (j) All Plans that are group health plans have been operated in compliance with the continuation coverage requirements of Section 4980B of the Code and applicable state law. Except to the extent required by Section 4980B of the Code, neither Sellers nor any Plan which is a "welfare benefit plan" provides health or other welfare benefits (through the purchase of insurance or otherwise ) for any retired or former employees.

        4.14   Compliance With Legal Requirements; Permits

               (a)    Except as set forth in Schedule 4.14 hereto,

                      (i) Each of the Sellers is, and at all times has been, in compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its Business or the ownership or use of any of the Assets except where the failure would not have a Material Adverse Effect;

                      (ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) has had or would reasonably be expected to (A) constitute or result in a violation by any Seller of, or a failure on the part of any Seller to comply with, any Legal Requirement relating to the Business, or (B) give rise to any obligation on the part of Sellers to undertake, or to bear all or any portion of the cost of, any remedial action of any nature relating to the Business; and

                      (iii) Sellers have not received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any material Legal Requirement relating to the Business, or (B) any actual, alleged, possible, or potential obligation on the part of Sellers to undertake, or to bear all or any portion of the cost of, any remedial action of any nature relating to the Business.

               (b) Schedule 4.14 hereto contains a complete and accurate list of each material Permit that is held by Sellers or that otherwise relates to the Business, or to any of the Assets. Each Permit listed or required to be listed in Schedule 4.14 hereto is valid and in full force and effect. Except as set forth in Schedule 4.14 hereto:

                      (i) Sellers are, and since January 1, 1996 at all times have been, in full compliance with all of the material terms of each Permit identified or required to be identified in Schedule 4.14 hereto;

                      (ii) since January 1, 1996, no event has occurred or circumstance exists that would reasonably be expected to (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a material violation of or a material failure to comply with any term or requirement of any Permit listed or required to be listed in Schedule 4.14 hereto, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any materially adverse modification to, any Permit listed or required to be listed in Schedule 4.14 hereto;

                      (iii) since January 1, 1996, Sellers have not received any written notice or other written communication from any Governmental Body regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any material Permit listed or required to be listed in Schedule 4.14, or (B) any actual, revocation, withdrawal, suspension, cancellation, termination of, or materially adverse modification to, any Permit listed or required to be listed in Schedule 4.14; and

                      (iv) Since January 1, 1996, all applications required to have been filed for the renewal of the Permits listed or required to be listed in Schedule 4.14 hereto have been duly filed with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Permits have been duly made with the appropriate Governmental Bodies.

        The Permits listed in Schedule 4.14 hereto collectively constitute all of the material Permits necessary to permit Sellers to lawfully conduct and operate the Business in the manner Sellers currently conduct and operate the Business and to permit Sellers to own and use the Assets in the manner in which Sellers currently own and use the Assets.

        4.15 Legal Proceedings; Orders. Except as provided in Schedule 4.15, there is no Action, Order, writ, or decree outstanding or pending, or to the Knowledge of the Sellers threatened or anticipated (a) against, related to or affecting Sellers, the Business or the Assets or (b) seeking to delay, limit or enjoin the Contemplated Transactions, and Sellers have no Knowledge of any event or circumstance that would reasonably be expected to give rise to or serve as a basis for the commencement of any such Action. There is no Order to which any of the Sellers is subject relating to the Business or the Assets.

        4.16 Absence Of Certain Changes And Events. Except as set forth in
Schedule 4.16 hereto, since the date of the Interim Balance Sheet, Sellers have conducted the Business only in the ordinary course of business and there has not been any:

               (a) payment or increase by Sellers of any bonuses, salaries, or other compensation to any Spectrum Personnel (except in the ordinary course of business) or entry into any Employment Contract or severance agreement, with any Spectrum Personnel;

               (b) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any Spectrum Personnel;

               (c) damage to or destruction or loss of any Asset, whether or not covered by insurance, which has had or which would reasonably be expected to have a Material Adverse Effect;

               (d) entry into, termination of, or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any Contract or transaction involving a total remaining commitment by or to Sellers of at least $25,000;

               (e) sale (other than sales of inventory and used equipment in the ordinary course of business), lease, or other disposition of any material Asset or mortgage, pledge, or imposition of any lien on any material Asset, other than to Newco pursuant to the Contribution Agreement;

               (f) cancellation or waiver of any claims or rights with a value to Sellers in excess of $25,000;

               (g) material change in the accounting methods used by Sellers; or

               (h) agreement, whether oral or written, by Sellers to do any of the foregoing.

        4.17   Applicable Contracts; No Defaults.

               (a) Newco or Sellers have delivered to Buyer true and complete copies of:

                      (i) each Applicable Contract that involves the future performance of services or delivery of goods or materials by Newco or any of the Sellers of an amount or value in excess of $25,000;

                      (ii) each Applicable Contract that involves the future performance of services or delivery of goods or materials to Newco or any of the Sellers of an amount or value in excess of $25,000 (excluding amounts due more than one year from Closing under contracts for the ongoing purchase of supplies or for services (such as gardening) to Facilities, in each case terminable by Sellers without penalty upon 30 days notice or less);

                      (iii) each Applicable Contract that was not entered into in the ordinary course of business and that involves future expenditures or receipts of Newco or Sellers in excess of $25,000;

                      (iv) each Applicable Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any Asset (except Asset leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $25,000);

                      (v) each Applicable Contract with respect to patents, trademarks, copyrights, software or other intellectual property, including agreements with current or former Spectrum Personnel regarding the appropriation or the non-disclosure of any of the intellectual property Assets;

                      (vi) each Applicable Contract to which Newco or Sellers and any labor union or other employee representative of a group of Spectrum Personnel are parties;

                      (vii) each Applicable Contract (however named) involving a sharing of profits, losses, costs, or liabilities related to the Business between any of the Sellers or Newco and any other Person;

                      (viii) each Applicable Contract containing covenants that in any way purport to restrict the freedom of Newco or Sellers to engage in the Business;

                      (ix) each Applicable Contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;

                      (x) each power of attorney given by Newco or Sellers and related to the Business that is currently effective and outstanding;

                      (xi) each Applicable Contract entered into other than in the ordinary course of business that contains or provides for an express undertaking by Newco or Sellers to be responsible for consequential damages;

                      (xii) each Applicable Contract providing for capital expenditures in excess of $10,000 after the date hereof;

                      (xiii) each Applicable Contract containing written warranty, guaranty, and/or other similar undertaking with respect to contractual performance extended by Newco or Sellers, other than in the ordinary course of business;

                      (xiv) each Construction Contract;

                      (xv) each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing; and

                      (xvi) each Applicable Contract relating to the construction of any improvements on any Owned Real Property or property subject to Leases.

               Schedule 4.17(a) hereto sets forth a list of such Applicable Contracts, including the parties to the Contracts and the date thereof.

               (b) Except as set forth in Schedule 4.17(b) hereto, to the Knowledge of Newco and Sellers:

                      (i) no Affiliate of Newco or Sellers has any rights under any Applicable Contract (other Applicable Contracts entered into by Parent for the benefit of its wholly and/or partially owned subsidiaries or partnerships); and

                      (ii) none of the Spectrum Personnel is bound by any Contract that purports to limit the ability of such Person to (A) engage in or continue any conduct, activity, or practice relating to the Business, or (B) assign to Sellers or to any other Person any rights to any invention, improvement, or discovery.

               (c) Except as set forth in Schedule 4.17(c) hereto, each Applicable Contract described in Section 4.16(a) above is in full force and effect and is valid and enforceable in accordance with its terms.

               (d) Except as set forth in Schedule 4.17(d) hereto:

                      (i) each of the Sellers and Newco is, and since January 1, 1996 at all times has been, in material compliance with all applicable terms and requirements of each Applicable Contract;

                      (ii) To Sellers' Knowledge, each other Person that has or had any obligation or liability under any Applicable Contract is, and at all times since January

1, 1996 has been, in full compliance with all applicable terms and requirements of such Contract;

                      (iii) To Sellers' Knowledge no event has occurred or circumstance exists that (with or without notice or lapse of time) would reasonably be expected to contravene, conflict with, or result in a violation or breach of, or give any of the Sellers or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; and

                      (iv) None of the Sellers has given to or received from any other Person any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Applicable Contract.

               (e) There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to Newco or Sellers under current or completed Applicable Contracts with any Person and no such Person has made written demand for such renegotiation.

               (f) The Applicable Contracts relating to the provision of services by Newco or Sellers have been entered into in the ordinary course of business and have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that to Sellers' Knowledge are or would be in violation of any Legal Requirement.

               (g) The Construction Contracts are in full force and effect, and there exists no default or circumstance which, with the giving of notice or lapse of time or both, would constitute a default on the part of the owner or, to Sellers' Knowledge, on the part of the contractor, thereunder. The Construction Contracts are the only contracts for improvements to any Facilities.

        4.18 Insurance. Schedule 4.18 contains a complete and accurate list of all policies or binders of fire, liability, title, worker's compensation, product liability, cargo and other forms of insurance (showing as to each policy or binder the carrier, policy number, coverage limits, expiration dates, annual premiums, a general description of the type of coverage) maintained by Newco or Sellers on the (i) Business, (ii) Assets, (iii) Spectrum Personnel, as presently maintained, and a list of all such policies or binders for all times since January 1, 1998. All insurance coverage applicable to the Business or Assets is in full force and effect and provides coverage required by applicable Legal Requirements and by any and all Applicable Contracts. There is no material default under any such coverage nor has there been any material failure to give notice or present any claim under any such coverage in a due and timely fashion. There are no outstanding unpaid premiums except in the ordinary course of business and no notice of cancellation or nonrenewal of any such coverage has been received. There are no outstanding performance bonds covering or issued for the benefit of the Business. Except as provided in Schedule 4.18, no insurer has advised Sellers that it intends to reduce coverage, increase premiums or fail to renew existing policy or binder. Sellers have paid all premiums due, and have otherwise performed all of their respective obligations, under each policy.

        4.19   Environmental Matters.

               (a) Definitions. The following terms, when used in this Section 4.19, shall have the following meanings. Any of these terms may, unless the context otherwise requires, used in the singular or the plural depending on the reference.

                      (i) "Sellers" for the purposes of this Section, shall include (i) Sellers and (ii) all predecessor or former corporations, partnerships, joint ventures, organizations, businesses or other entities, whether in existence as of the date hereof or at any time prior to the date hereof, the assets or obligations of which have been acquired or assumed by Sellers or to which Sellers has succeeded.

                      (ii) "Release" shall mean and include any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment or the workplace of any Hazardous Substance, and otherwise as defined in any Environmental Law.

                      (iii) "Hazardous Substance" shall mean any pollutant, contaminant, chemical, waste and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical or chemical compound or hazardous substance, material or waste, whether solid, liquid or gas, including, without limitation, any quantity of asbestos in any form, urea formaldehyde, PCB's, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives, radioactive substance or material, pesticide waste waters, sludges, slag and any other substance, material or waste that is classified as a Hazardous Substance under any Environmental Laws.

                      (iv) "Environmental Laws" shall mean foreign, federal, state or local laws, statutes, ordinances, regulations, policies, guidance, rules, judgments, orders, court decisions, permits, restrictions and licenses which (i) regulate or relate to the protection or clean-up of the environment, the use, treatment, storage, transportation, generation, manufacture, processing, distribution, handling or disposal of, or emission, discharge or other release or threatened release of, Hazardous Substances (whether, gas, liquid or solid), the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources, or the health and safety of persons or property, including without limitation protection of the health and safety of employees; or (ii) impose liability or responsibility with respect to any of the foregoing. Environmental Laws shall include, without limitation, the Federal Insecticide, Fungicide, Rodenticide Act, Resource Conservation & Recovery Act, Clean Water Act, Safe Drinking Water Act, Atomic Energy Act, Occupational Safety and Health Act, Toxic Substances Control Act, Clean Air Act, Comprehensive Environmental Response, Compensation and Liability Act,

Emergency Planning and Community Right-to-Know Act, Hazardous Materials Transportation Act and all analogous or related federal, state or local law, each as amended.

                      (v) "Environmental Conditions" means the introduction into the environment of any Hazardous Substance (whether or not upon any Facility or former Facility and whether or not such Hazardous Substance constituted at the time thereof a violation of any Environmental Law as a result of any Release of any kind whatsoever of any Hazardous Substance) and as a result of which Sellers has or may become liable to any Person or by reason of which any Assets may suffer or be subjected to any Encumbrance.

               (b) Environmental Compliance. Except as set forth on Schedule
4.19 or as disclosed to Buyer pursuant to Section 4.19(e), the Assets and the Business now and always have been in compliance with any and all Environmental Laws except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect.

               (c) Notice of Violation. Except as set forth on Schedule 4.19, or as disclosed to Buyer pursuant to Section 4.19(e), Sellers have not received any notice of alleged, actual or potential responsibility for, or any inquiry or investigation regarding, (i) any Release or threatened Release of any Hazardous Substance at any property currently or previously owned, leased or operated by any Seller in connection with the Business or (ii) an alleged violation of or non-compliance with the conditions of any Environmental Law relating to the Business, nor do Sellers have any knowledge of any facts which would reasonably be expected to form the basis of any such notice. Except as set forth on
Schedule 4.19, Sellers have not received notice of any other demand or Action by any Person alleging any actual or threatened injury or damage to any person, property, natural resource or the environment arising from or relating to any Release or threatened Release of any Hazardous Substances at, on, under, in, to or from any property currently or previously owned, leased or operated by Sellers in connection with the Business.

               (d) Environmental Conditions. Except as set forth on Schedule 4.19, or as disclosed to Buyer pursuant to Section 4.19(c), there are no present or to Sellers' Knowledge past Environmental Conditions in any way relating to the Business or any Facility.

               (e) Environmental Audits or Assessments. True, complete and correct copies of the written reports, and all parts thereof, including any drafts of such reports if such drafts are in the possession or control of Sellers, of all environmental audits or assessments which have been conducted at any property currently or previously owned, leased or operated by Sellers and used in the Business, either by Sellers or any attorney, environmental consultant or engineer engaged for such purpose, have been delivered to Buyer and a list of all such reports, audits and assessments and any other similar environmental report, audits and assessments and any other similar report, audit or assessment of which Sellers have Knowledge is included on the Disclosure Schedule.

               (f) Indemnification Agreements. Except as provided in Applicable Contracts or set forth in Schedule 4.19, none of the Sellers is a party, whether as a direct signatory or as successor, assign or third party beneficiary, or otherwise bound, to any Applicable Contract (excluding insurance policies disclosed on the Disclosure Schedule) under which any Seller is obligated by or entitled to the benefits of, directly or indirectly, any representation, warranty, indemnification, covenant, restriction or other undertaking concerning Environmental Conditions relating to the Business or the Assets.

               (g) Releases or Waivers. Sellers have not, with respect to any Person against whom, to Sellers' Knowledge, Sellers had a claim relating to the Business based on Environmental Laws, (i) released any claim under any Environmental Law, or (ii) waived any rights concerning any Environmental Condition.

               (h) Notices, Warnings and Records. Sellers have given all notices and warnings, made all reports, and kept and maintained all records required by and in compliance with all Environmental Laws relating to the Business.

        4.20   Employees.

               (a) Schedule 4.20 hereto contains a complete and accurate list of the following information for each Spectrum Personnel, including each Spectrum Personnel on leave of absence or layoff status as of September 1, 1999; employer; name; current compensation paid or payable; vacation accrued; and hire date for purposes of vesting and eligibility to participate under any Employment Contract or Plan.

               (b) To Sellers' Knowledge, none of the Spectrum Personnel is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such Person and any other Person ("Proprietary Rights Agreement") that in any way materially adversely affects or will materially adversely affect (i) the performance of his duties as a Spectrum Personnel, or (ii) the ability of Newco or Sellers to conduct their business, including any Proprietary Rights Agreement with Sellers by any such Person. To Sellers' Knowledge, none of the Spectrum Personnel intends to terminate his or her employment with any of the Sellers.

        4.21 Labor Relations; Compliance. None of the Sellers or Newco is a party to any labor agreement with respect to any Spectrum Personnel with any labor organization, union, group or association, and there are no employee unions (nor any other similar labor or employee organizations) under local statutes, custom or practice. None of the Sellers has experienced any attempt by organized labor or its representatives to make it conform to demands of organized labor relating to any Spectrum Personnel or to enter into a binding agreement with organized labor that would cover any Spectrum Personnel. Except as provided in Schedule 4.21, there is no labor strike or labor disturbance pending or, to the Knowledge of Sellers, threatened against Sellers, nor is any labor grievance currently being asserted, and none of the Sellers has experienced a work stoppage or other labor difficulty, and is not and has not engaged in any unfair labor practice. Without limiting the foregoing, to the Knowledge of Sellers, Sellers and Newco are in compliance with the Immigration Reform and Control Act of 1986. Each of the Sellers maintains a current Form I-9, as required by such Act, in the personnel file of any Spectrum Personnel hired after November 9, 1986.

        4.22 Intellectual Property. Except for the federally registered trademark "Spectrum Club" (a copy of which registration is attached to Schedule 4.22) and for paid-up licenses for publicly available mass-produced software programs under which Newco or any of the Sellers is the licensee and other assets listed or described on Schedule 4.22, there are no intellectual property assets included in the Assets.

        4.23 Certain Payments. None of the Sellers or Parent or director, officer, agent, or employee of Sellers, or to Sellers' Knowledge, any other Person associated with or acting for or on behalf of Sellers, has directly or indirectly in violation of any Legal Requirement, (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, or (iii) to obtain special concessions or for special concessions already obtained, for or in respect of Sellers or any Affiliate thereof, or (b) established or maintained any fund or asset that has not been properly recorded in the books and records of Sellers.

        4.24   Disclosure.

               (a) To Sellers' knowledge, no representation or warranty of Sellers in this Agreement omits to state a material fact necessary to make the statements herein, in light of the circumstances in which they were made, not materially misleading.

               (b) There is no fact of which Sellers have Knowledge (other than general economic or industry conditions with respect to Sellers) and that has had or would reasonably be expected to have a Material Adverse Effect that has not been set forth in this Agreement or the Disclosure Schedule.

        4.25 Relationships With Related Persons. Except as set forth on Schedule 4.25, no Affiliate, director or officer of any of the Sellers has, or since January 1, 1996 has (a) had any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Business, or (b) owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with Sellers, or (ii) engaged in competition with Sellers with respect to the Business or any significant portion thereof (a "Competing Business") in any market presently served by Sellers, except for one percent or less of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market. Except as set forth in Schedule 4.25 hereto, no Affiliate of Sellers is a party to any Applicable Contract with, or has any claim or right against, Sellers.

        4.26 Brokers Or Finders. Newco, Sellers and their Representatives have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement (other than a fee to Sutro & Company which is the sole responsibility of Sellers) and will indemnify and hold Buyer harmless from any such payment alleged to be due by or through Sellers as a result of the action of their Representatives.

        4.27 Year 2000 Compliance. All of Newco's and Sellers' information technology ("IT") systems and relating to accounting and membership will be Year 2000 compliant by December 31, 1999. Sellers have received written assurances from vendors of certain non-IT systems, such as elevators, that such systems are Year 2000 compliant. Sellers have no Knowledge of the inability of Newco's or Sellers' significant suppliers, customers and others with which they conduct business to identify and resolve their respective Year 2000 compliance issues. Sellers hereby incorporate by reference the text under the heading "Year 2000 Disclosure" in Parent's Form 10-Q filed with the Securities and Exchange Commission for the quarter ended June 30, 1999.

        4.28 Facilities. Schedule 4.6 contains a complete and accurate list of all Owned and leased Real Property.

               (a) Owned Real Property. The Owned Real Property is owned by Sellers free and clear of all Encumbrances, except for (i) Encumbrances reflected in the preliminary title reports concerning the Owned Real Property delivered by Sellers to Buyer, (ii) rights of members under Membership Agreements referred to in Section 4.5, (iii) rights of concessionaires under subleases and license agreements listed on Schedule 4.17(a), (iv) liens for current taxes not yet due, (v) matters that would be revealed by a survey of the Owned Real Property, and (vi) to the extent not reflected in the preliminary title reports referred to above, non-monetary Encumbrances recorded in the real estate records of the counties in which the Owned Real Property is located which do not conflict with the current use of the Facilities, and as to which none of the Sellers or Newco is a party or has Knowledge (the "Permitted Encumbrances" for the Owned Real Property). Prior to the Closing, Sellers shall remove, or cause to be removed, all monetary Encumbrances (except liens for taxes not yet due) on the Owned Real Property. Between the date hereof and the Closing Date, Sellers shall not create any non-monetary Encumbrances on the Owned Real Property. Each of the Sellers enjoys peaceful and undisturbed possession of all Owned Real Property.

               (b) Actions. Except as set forth in Schedule 4.28, there are no pending or, to the Knowledge of Sellers, threatened in writing condemnation proceedings or other Actions relating to any Facility.

               (c) Leases or Other Agreements. Except for Permitted Encumbrances, there are no leases, subleases, licenses, occupancy agreements, options, rights, concessions or other agreements or arrangements, written or oral, granting to any Person the right to purchase, use or occupy any Facility, or any real property used in connection with the Business or any portion thereof or interest in any such Facility or real property.

               (d) Leased Real Property. Sellers shall deliver to Buyer preliminary title reports covering the real property subject to the Leases set forth on Schedule 4.6 within five (5) days after the execution of this Agreement. Prior to the Closing, Sellers shall use their best efforts (which shall include the payment of money only to the extent expressly required to be paid under the applicable Lease for such purpose) to cause to be delivered to Buyer an executed non-disturbance agreement made by each holder of a monetary Encumbrance on the fee interest in the real property subject to any such Lease in favor of Buyer and in commercially reasonable form. The fee interest in the property subject to Leases set forth on Schedule 4.6 and Sellers' leasehold interest therein is free and clear of all Encumbrances created by Sellers, except for (i) the Leases and any memoranda thereof, (ii) Encumbrances reflected in the preliminary title reports covering such real property delivered to Buyer as set forth above, (iii) rights of members under Membership Agreements referred to in Section 4.5, (iv) rights of concessionaires under subleases and license agreements listed in Schedule 4.17(a) and (v) liens for current taxes not yet due (the "Permitted Encumbrances" for the Leased Real Property). On the date hereof and the Closing Date, Sellers represent and warrant that they do not have any Knowledge of any Encumbrance on the fee interest in the property subject to Leases referred to on Schedule 4.6, or on Sellers' leasehold interest therein, which would interfere with the lessee's current use of the property in accordance with the terms of such Lease. Prior to the Closing, Sellers shall remove, or cause to be removed, all monetary Encumbrances created by Sellers (except liens for taxes not yet due) on the fee interest in the property subject to Leases referred to on Schedule 4.6 and on Sellers' leasehold interest therein. Between the date hereof and the Closing Date, Sellers shall not voluntarily create any non-monetary Encumbrances on the fee interest in the property subject to the Leases referred to on Schedule 4.6 or on Sellers' leasehold interest therein. Each of the Sellers enjoys peaceful and undisturbed possession of all leased Real Property. Each of the Sellers shall use its best efforts (which shall include the payment of money only to the extent expressly required to be paid under the applicable Lease) to remove or provide endorsement or other coverage against any non-monetary Encumbrance (x) indicated in Schedule 4.28(d) or (y) reflected in the preliminary title reports for the leased Real Property delivered to Buyer on or after the date hereof, the removal of which is reasonably requested by Buyer.

               (e) Certificate of Occupancy. All Facilities (except Spectrum Club-Anaheim) have received and complied with all required Governmental Authorizations (including without limitation Permits and certificate of occupancy or other similar certificate permitting lawful occupancy of the Facilities) required in connection with the operation thereof and have been in material compliance with all applicable Legal Requirements.

               (f) Flood Zone. No Facility is located in a flood hazard area as defined by the Federal Insurance Administration.

               (g) Utilities. All Facilities are supplied with utilities (including without limitation water, sewage, disposal, electricity, gas and telephone) and other services necessary for the operation of such Facilities as currently operated, and there is no condition of which any of the Sellers has Knowledge which would reasonably be expected to result in the termination of the present access from any Facility to such utility services. Each Facility has adequate rights of access to public ways and streets.

               (h) Improvements, Fixtures and Equipment. Except as set forth on
Schedule 4.28, the improvements constructed on the Facilities, including without limitation all Leasehold Improvements, and all Fixtures and Equipment and other tangible assets owned, leased or used by Sellers at the Facilities are (i) insured to the extent and in a manner customary in the industry, (ii) structurally sound with no known material defects, (iii) in good operating condition and repair, (iv) not in need of maintenance, repair or correction except for ordinary routine maintenance and repair, the cost of which would not be material, (v) sufficient for the operation of the Business as presently conducted, (vi) in conformity, in all material respects, with all applicable Legal Requirements, and (vii) in conformity, in all material respects, with the Construction Contracts.

               (i) Physical Conditions. Except as set forth on Schedule 4.28, each Facility is free of structural defects and all building systems contained therein are in good working order, subject to ordinary wear and tear. All construction work performed pursuant to the Construction Contracts has been performed in material compliance therewith and in compliance with all applicable Legal Requirements. Sellers have made, or have caused to be made, all payments required to be made on or prior to the date hereof by the Owner under each Construction Contract.

               (j) No Special Assessment. None of the Sellers has received notice of any special assessment relating to any Facility or any portion thereof and there is no pending or to Sellers' Knowledge threatened special assessment.

        4.29 Manhattan Beach. Sellers own, directly and/or indirectly, as of the date of this Agreement, a 50% equity interest in Manhattan Beach. Sellers will convey such interests to Buyer at Closing as described in the definition of Assets.

        4.30 Software Licenses. Sellers have fully paid up licenses for each copy of all software installed on computers included in the Assets.

        4.31 Miscellaneous. The consummation of the transactions contemplated by this Agreement, including without limitation the sale to Buyer of a 50% interest in Manhattan Beach joint venture, will not constitute a termination of the Manhattan Beach partnership (as defined in Section 8.01 of the Manhattan Beach Joint Venture Agreement). References in the Manhattan Beach Joint Venture Agreement to "TDC-El Segundo, Ltd." are typographical errors intended to refer to El Segundo-TDC, Ltd., which is the joint venture party. Sellers' gross proceeds on the sale-leaseback of the Spectrum Club - Thousand Oaks will not be less than $12,000,000.

                                   ARTICLE V.

                     REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers as follows:

        5.1 Organization And Good Standing. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Texas. Buyer is duly qualified to do business as a foreign corporation and is in good standing under the laws of the State of California.

        5.2    Authority; No Conflict.

               (a) This Agreement constitutes the legal, valid, and binding obligation of Buyer, as applicable, enforceable against Buyer, in accordance with its terms. Upon the execution and delivery by Buyer of the Ancillary Agreements ("Buyer's Closing Documents"), Buyer's Closing Documents will constitute the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms. Buyer has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement, and Buyer has the absolute and unrestricted right, power, and authority to execute and deliver the Buyer's Closing Documents and to perform each of their obligations under this Agreement and Buyer's Closing Documents.

               (b) Except as set forth in Schedule 5.2, neither the execution and delivery of this Agreement by Buyer, nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:

                      (i) any provision of Buyer's Organizational Documents;

                      (ii) any resolution adopted by the Board of Directors or the stockholders of Buyer;

                      (iii) any Legal Requirement or Order to which Buyer may be subject; or

                      (iv) any Contract to which Buyer is a Party or by which Buyer or may be bound.

        Except as set forth in Schedule 5.2, Buyer is not and will not be required to obtain any Permit in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

        5.3 Certain Actions. There is no pending Action that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Buyer's Knowledge, no such proceeding has been threatened.

        5.4 Brokers Or Finders. Neither Buyer nor its Representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement, and Buyer will indemnify and hold Sellers and Shareholder harmless from any such payment alleged to

        5.5    Disclosure.

               (a) To Buyer's knowledge, no representation or warranty of Buyer in this Agreement omits to state a material fact necessary to make the statements herein, in light of the circumstances in which they were made, not materially misleading.

               (b) There is no fact of which Buyer has Knowledge (other than general economic or industry conditions with respect to Buyer) and that has had or would reasonably be expected to have a Material Adverse Effect that has not been set forth in this Agreement or the Disclosure Schedule.

                                   ARTICLE VI.

                                CERTAIN COVENANTS

        6.1 Access and Due Diligence. Between the date of this Agreement and the Closing Date, Sellers will (a) afford Buyer and its Representatives and prospective lenders and their Representatives (collectively, "Buyer's Advisors") full and free access to Sellers' personnel, properties (including subsurface testing), contracts, books and records, and other documents and data, (b) furnish Buyer and Buyer's Advisors with copies of all such contracts, books and records, and other existing documents and data as Buyer may reasonably request, and (c) furnish Buyer and Buyer's Advisors with such additional financial, operating, and other data and information as Buyer may reasonably request in each case to the extent related to the Business.

        6.2 Operation of the Business. Between the date of this Agreement and the Closing Date, Sellers will:

               (a) conduct the Business only in the ordinary course of business, including without limitation (A) not accelerating collections, deferring payables, or changing policies with respect to bad debt reserves or (B) not offering promotional programs, membership rates or initiation fees that are inconsistent with Sellers' past customary practices or (C) not remodeling any Facility or incurring capital expenditures which are not (I) listed on Schedule 6.2A, or (II) approved in writing by Buyer, or (III) with respect to Spectrum Club - Anaheim, Spectrum Club - Canoga Park, Spectrum Club - Puente Hills, Spectrum Club - Manhattan Beach and Spectrum Club - Thousand Oaks, consistent with the capital budget attached hereto as Schedule 6.2A and the Construction Contracts;

               (b) except for routine periodic increases in base compensation in the ordinary course of business, not increase the compensation or benefits (including, without limitation, salary, bonus and commission schedules) of any Spectrum Personnel;

               (c) without the consent of Buyer, which shall not be unreasonably withheld, not enter into, extend, materially modify, terminate or renew any Plan or any Applicable Contract included in the Assets listed on Schedule 4.17 (or which would be required to be listed on Schedule 4.17 by virtue of such entry, extension, modification or renewal);

               (d) use its best efforts to preserve intact the current business organization of Sellers, keep available the services of the current Spectrum Personnel, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with the Business consistent with Sellers' sound business judgment and past practices;

               (e) not sell, assign, transfer, convey, lease, mortgage, pledge or otherwise dispose of or voluntarily subject to any Encumbrance any of the Assets, or any interest therein, except for (i) purchase money security interests in acquired equipment, and (ii) sales of inventory and used equipment, in each case in the ordinary course of business consistent with past practice, (iii) cash distributions, and (iv) as provided pursuant to the Contribution Agreement;

               (f) except with respect to Parent or as set forth on Schedule 6.2B, not acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all of the assets of, or otherwise acquire any material assets or business of any Person;

               (g) except with respect to Parent or as set forth on Schedule 6.2C, not make any loans or advances to any Person, except in the ordinary course of business;

               (h) not fail to comply in any material respect with all Legal Requirements applicable to the Assets and the Business;

               (i) not intentionally do any other act which would cause any representation or warranty of Newco or Sellers in this Agreement to be or become untrue in any material respect;

               (j) confer with Buyer concerning operational changes or developments of a material nature;

               (k) ensure that the form of membership agreement used at each Spectrum Club complies, as of the Closing Date, with applicable law and remove from Spectrum Club premises any noncomplying forms so as to ensure that the forms on hand are in compliance; and

               (l) not amend any Construction Contract, and not enter into any contract for the parking structure or office tenant improvements at the Spectrum Club - Thousand Oaks, the expansion and parking structures at the Spectrum Club
- Manhattan Beach, the surplus space at the Spectrum Club - Puente Hills, or any other capital improvement or construction project, without Buyer's prior written consent;

               (m) use their best efforts to complete the sale-leaseback of the Spectrum Club - Thousand Oaks in accordance with the documents delivered to Buyer prior to the date of this Agreement; and

               (n) otherwise report periodically to Buyer concerning the status of the Business and the Assets.

        6.3 Negative Covenants. Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, Sellers and Newco will not, without the prior consent of Buyer, take any affirmative action, or fail to take any reasonable action within their control, as a result of which any of the changes or events listed in Section 4.16 is reasonably likely to occur.

        6.4 Required Approvals. As promptly as practicable after the date of this Agreement, each of Buyer and Sellers will make all filings required by Legal Requirements to be made by them in order to consummate the Contemplated Transactions.

        6.5 Notification. Between the date of this Agreement and the Closing Date, each of Buyer and Sellers will promptly notify the other parties hereto in writing if it acquires Knowledge of any fact or condition that causes or constitutes or would reasonably be expected to result in a breach of any of its representations and warranties as of the date of this Agreement or failure of any of the conditions to Closing (except as expressly contemplated by this Agreement).

        6.6 No Negotiation. Until such time, if any, as this Agreement is terminated pursuant to Section 11, Sellers will not, and will cause each of their Representatives not to, directly or indirectly, solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Buyer) relating to any transaction involving the sale of the stock, business or assets (other than in the ordinary course of business) of Newco or Sellers, or any merger, consolidation, business combination, or similar transaction involving Newco or Sellers.

        6.7 Best Efforts. Between the date of this Agreement and the Closing Date, the Buyer and Sellers will use their respective best efforts to cause the conditions in Sections 7 and 8 to be satisfied.

        6.8 Further Assurances. Upon the terms and subject to the conditions contained herein, each of the parties hereto agrees, both before and after the Closing, (i) to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the Contemplated Transactions, (ii) to execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the Contemplated Transactions, and (iii) to cooperate with each other in connection with the foregoing including using their respective commercially reasonable efforts (A) to obtain all necessary Permits; provided, however that neither Sellers nor Buyer shall be required to make any payments, commence litigation or agree to modifications of the terms thereof in order to obtain any such Permits, and (C) to fulfill all conditions to this Agreement.

        6.9    Employee Matters.

               (a) Buyer may, in its sole discretion, extend offers of employment to those of Sellers' employees whom Buyer desires to hire, upon such terms and conditions as Buyer may determine in its sole discretion. Nothing contained in this Agreement shall confer upon any of Sellers' employees any right with respect to initial employment or continuance of employment by Buyer; nothing herein shall interfere with the right of Buyer to terminate the employment of any employee, at any time, with or without cause, or restrict Buyer in the exercise of its independent business judgment in modifying any of the terms and conditions of the employment of Sellers' employees.

               (b) Sellers shall retain all liability for and be solely responsible for all Plans and all obligations and liabilities thereunder. Neither Newco nor Buyer shall assume any of the Plans or any obligation or liability thereunder. Sellers will timely provide all notices and any continuation of health benefit coverage (including without limitation, medical and dental coverage) required to be provided to employees, former employees or beneficiaries or dependents of such employees or former employees under COBRA to the extent such notices and continuation of coverage are required to be provided by reason of events occurring prior to or on the Closing Date or by reason of the Contemplated Transactions. Sellers shall fully vest all Spectrum Personnel who are participants in Parent's 401(k) Plan on the Closing Date in their accounts under Parent's 401(k) Plan. Sellers shall allow employees to receive distribution of their accounts under Parent's 401(k) Plan as soon as practicable following the Closing.

               (c) Buyer shall give credit to Spectrum Personnel whom it hires for service with Sellers for purposes of eligibility and vesting, but not benefit accruals, in all employee benefit plans (including health insurance) maintained by Buyer for its employees in general.

        6.10 Sellers' Post-Closing Obligations. Sellers covenant and agree to fulfill their obligations under the Construction Contracts on and after the Closing Date, and acknowledge that Buyer would not have entered into this Agreement but for Sellers' agreement stated in this Section 6.10.

        6.11   Covenants Regarding Operation of Clubs.

               (a) Except as set forth in Schedule 6.11, Sellers agree that for a period of five (5) years following the Closing Date, Sellers (including, for purposes of this Section, their Controlled Affiliates, as defined below) shall not, directly or indirectly, be connected as a director, officer, employee, partner, consultant or otherwise with, or permit their names to be used by or in connection with, or participate in the ownership, management, operation or control of (collectively, "Participate") in, any Spectrum-Type health and/or fitness club (as defined below); and Buyer agrees that for a period of five (5) years following the Closing Date, Buyer (including, for purposes of this Section, its Controlled Affiliates) shall not construct any Sports Club-Type health and/or fitness club. The foregoing shall not prevent either party from owning 2% or less of a class of publicly traded securities. Further, the foregoing shall not prevent Buyer from acquiring any health and/or fitness club as long as Buyer does not add any of the Business Amenities (as defined below) to such club. Finally, the foregoing shall not prevent any of the Sellers from managing health club/spa facilities for any hotel in Los Angeles, Orange and Ventura counties, provided that such facilities are primarily and substantially for the benefit of such hotel's guests and do not exceed 10,000 square feet. As used in this Section, Controlled Affiliate means any Affiliate of a party other than an individual stockholder who, together with his or her Affiliates, owns directly or indirectly less than 40% of an entity.

               (b) As used herein, a "Spectrum-Type" health and/or fitness club shall mean any health and/or fitness club which contains less than 55,000 square feet of usable club facility and is located in Los Angeles, Ventura or Orange County, and a "Sports Club-Type" health and/or fitness club shall mean (i) any health and/or fitness club which Buyer constructs within five miles of The Sports Club/LA or The Sports Club/Irvine (each such radius being a "Radius"), as the case may be, if all Sports Club-Type clubs constructed by Buyer within such Radius contain, in the aggregate, more than 55,000 square feet of usable club facility, or (ii) any other club constructed by Buyer within five miles of The Sports Club/LA or The Sports Club/Irvine, which has a full service restaurant or bar, or two or more of the following amenities (the "Business Amenities"): (A) personal (i.e., permanent) lockers, (B) laundry, dry cleaning or shoe shine service for members; (C) beauty salon, (D) banquet rooms, (E) regular valet parking, (F) locker room concierge attendant service, or (G) saunas. For purposes of calculating 55,000 square feet with respect to clubs within five miles of The Sports Club/LA, the existing square footage of the Spectrum Club - Water Garden will be included. Notwithstanding the foregoing, if Buyer expands any sports and/or fitness club acquired by Buyer within either Radius, the first 3,000 square feet of such expansion at any club shall not be included for purposes of calculating 55,000 square feet under this Section 6.11(b).

               (c) The parties agree that the provisions of this Section 6.11 are reasonable and necessary to protect the legitimate interests of Buyer and Sellers, in light of the fact that (i) both Sports Clubs and Spectrum Clubs utilize substantially similar Proprietary Information and Sellers have agreed pursuant to Section 6.12 to license to Buyers the right to use all Proprietary Information currently used in the operation of the Spectrum Clubs; (ii) the Sellers have made a considerable investment in the Proprietary Information and believe the Proprietary Information is a material factor in their successful operation of "premium" health and fitness clubs; (iii) Sellers have technical expertise associated with the Business and have valuable business contacts with clients and potential clients of the Business and with professionals in the fitness industry, (iv) Sellers' reputation and goodwill are an integral part of the success of both the Sports Clubs and the Spectrum Clubs throughout the area where the clubs operate, (v) Buyer will be deprived of the benefits it has bargained for pursuant to this Agreement if Sellers use the Proprietary Information or goodwill associated with the Business in order to carry on a similar business in proximity to existing Spectrum Clubs, and (vi) Sellers will be deprived of the benefits Sellers have bargained for pursuant to this Agreement if Buyers use the Proprietary Information or goodwill associated with the Sports Clubs in order to carry on a similar business in proximity to existing Sports Clubs.

               (d) Buyer and Sellers acknowledge that any violation of this Section will result in irreparable injury to the other party, the exact amount of which will be difficult to ascertain, and the remedies at law for any such violation would not be reasonable or adequate compensation for such violation. Accordingly, in the event of a violation of this Section, a party shall be entitled to specific performance and injunctive relief, without posting bond or other security, and without the necessity of proving actual damages.

               (e) If any provision of this Section 6.11 is determined by any court to be unenforceable by reason of duration, geographic scope or otherwise, such covenant shall be interpreted to have the broadest application determined to be enforceable by such court, provided that: (i) if the duration of any covenant is limited by a Ruling (as defined below to less than five years, all covenants herein shall be similarly limited, (ii) if any other aspect of the covenants set forth in this Section is materially limited by a Ruling, the party against whom such Ruling is made may, at any time while such Ruling remains in effect, by written notice to the other party, terminate the covenants set forth in this Section on a prospective basis (without prejudice to rights accruing for breach of this Section prior to the date of termination). As used herein, the term "Ruling" means any enforceable order which is (x) made by any court of competent jurisdiction or any arbitrator appointed pursuant to Section 10.6 hereof, including, without limitation, a temporary restraining order, preliminary injunction, stipulated order, interlocutory ruling or order, final ruling or judgment, or a ruling of an appellate court, and (y) issued upon the motion or request of the party restricted by the covenant limited by such order, or by any Affiliate of such party, or by any other Person who has entered into an agreement pursuant to which such Person would purchase a material portion of the business or become an Affiliate of such Party.

         6.12 Grant of License; PTS Manufacturing Arrangements. Sellers hereby license to Buyer the irrevocable, perpetual, royalty-free, worldwide right to use and exploit, on a non-exclusive basis, the trade secrets and confidential and proprietary information currently utilized in the operation of the Spectrum Clubs (the "Proprietary Information"), which shall include, without limitation:
(i) the architectural and interior design plans, drawings and specifications utilized in the Spectrum Clubs, including the right to utilize similar plans, drawings and specifications in additional health and fitness clubs acquired or developed by Buyer; (ii) all personnel training programs currently utilized in the operation of the Business, including all written materials related thereto;
(iii) the "PTS" private training and nutrition system utilized by the Spectrum Clubs; (iv) all sales and marketing programs, materials and strategies previously utilized by the Spectrum Clubs; and (v) all exercise and nutrition protocols previously prepared and distributed to Spectrum Club Members. Further, if Sellers make any manufacturing or purchase arrangements during the five year period following the Closing Date for any nutritional or vitamin product, Sellers shall also manufacture or order the quantities of such products for Buyer as Buyer may request and arrange for Buyer's desired packaging and labeling; provided that Buyer shall pay the vendor or reimburse Sellers for the costs of the products Buyer ordered, including without limitation, any incremental packaging costs due to the size of Buyer's order.

                                  ARTICLE VII.

               CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE


        Buyer's obligation to purchase the Newco Stock and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

        7.1 Accuracy of Representations. The representations and warranties made by Sellers in this Agreement (i) to the extent qualified by Material Adverse Effect or any other materiality qualification must be true and correct and (ii) to the extent not qualified by Material Adverse Effect or any other materiality qualification must be true and correct in all material respects, as of the Closing Date as if made on the Closing Date, except to the extent that such representations and warranties expressly relate to a different date and Buyer shall have received an officer's certificate to such effect signed on behalf of Sellers.

        7.2 Sellers' Performance. Each of the covenants and obligations that Newco and Sellers are required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with, and Buyer shall have received an officer's certificate to such effect signed on behalf of Sellers. Buyer shall have received and reviewed the Contribution Agreement to ensure that Newco's only assets are the Assets and rights under Ancillary Agreements to which it is a party and that Newco's only liabilities are the Assumed Liabilities. Sellers shall have completed the sale-leaseback of the Spectrum Club - Thousand Oaks in accordance with the documents delivered to Buyer prior to the date of this Agreement.

        7.3 Permits. All the Permits referred to in Schedule 4.14 hereto must be obtained prior to the Closing and must be in full force and effect. The applicable waiting period, including any extension thereof, under the HSR Act shall have expired.

        7.4 No Actions or Court Orders. No Action shall have been instituted or threatened which questions the validity or legality of the Contemplated Transactions and which could reasonably be expected to have a Material Adverse Effect. There shall not be any Legal Requirement or Order that makes the Contemplated Transactions illegal or otherwise prohibited.

        7.5 No Material Adverse Change. Since May 31, 1999, there shall not have occurred any Material Adverse Change with respect to the Business or the Assets.

        7.6 Financing and Audit. (a) Buyer shall have obtained financing on terms and conditions satisfactory to Buyer, in its sole discretion, sufficient to enable it to consummate the transactions contemplated hereby and to provide working capital for its operations after the Closing; provided that this condition will expire on September 23, 1999. (b) Buyer shall have received the Audited Financials at least three business days prior to the Closing Date and shall not have exercised its right to terminate this Agreement pursuant to Section 2.4(b), provided that this condition will expire at the close of business on the third business day following delivering to Buyer of the Audited Financials.

        7.7 Additional Documents. Each of the following documents (with such changes as may be reasonably required by Buyer's lender) must have been delivered to Buyer:

               (a) an opinion of Kinsella, Boesch, Fujikawa & Towle, LLP, and/or any local counsel to Sellers, dated the Closing Date, in the form of Exhibit G hereto;

               (b) estoppel certificates executed on behalf of the landlords of all Leases, each in the form of Exhibit H;

               (c) the Ancillary Agreements executed by the parties thereto other than Buyer;

               (d) the documents contemplated by Section 3.2 and such other documents as Buyer may reasonably request for the purpose of (i) evidencing the accuracy of any of the Sellers' representations and warranties, (ii) evidencing the performance by each of the Sellers of, or the compliance by each of the Sellers with, any covenant or obligation required to be performed or complied with by Sellers, (iii) evidencing the satisfaction or waiver of any condition referred to in this Section 7, or (iv) otherwise facilitating the consummation or performance of any of the Contemplated Transactions;

               (e) nondisturbance agreements in commercially reasonable form (or in form reasonably acceptable to Buyer) from all lenders holding a security interest in the fee interest in any real property subject to a Lease and including, without limitation, all other lenders with a lien on the fee or leasehold interest in the Spectrum Club - Thousand Oaks;

               (f) a nondisturbance and attornment agreement from the sale-leaseback owner of the Spectrum Club/Thousand Oaks in the form of Exhibit I hereto (with such changes as Buyer shall approve in its sole but good faith discretion), and (ii) a nondisturbance and attornment agreement in the form of
Exhibit I hereto (with such changes as Buyer shall approve in its sole but good faith discretion) from all lessors under Leases for which Newco or Sellers elect to provide Subleases in lieu of assignments of leases;

               (g) a sublease for the Office Space portion of the Premises under the Lease for the Spectrum Club/Thousand Oaks in substantially the form attached hereto as Exhibit J;

               (h) (A) an Assignment of Lease in the form attached hereto as Exhibit D with respect to the Leases for the Spectrum Club/Thousand Oaks and (B) a Sublease and a Memorandum of Sublease in the form attached as Exhibits E and F hereto, respectively, or, alternatively, an Assignment of Lease in the form attached as Exhibit D hereto, with respect to the Leases for the Spectrum Club/Water Garden, the Spectrum

Club/Howard Hughes, the Spectrum Club/Fullerton, the Spectrum Club/Valencia, the Spectrum Club/Puente Hills and the Spectrum Club/Anaheim. The Assignment of Lease for the Spectrum Club/Thousand Oaks shall be signed by the landlord and shall provide (a) that the assignment of such Lease to Buyer will not result in any increase in rent payments, (b) that Buyer shall not assume any obligations under Section 12.3, (c) that Buyer shall be a third-party beneficiary of Sellers' construction obligations, and shall have the same cure rights as the landlord, under Section 12.3, and (d) that in the event Sellers have commenced but have not completed all work of construction described in Section 12.3 or restored the premises (including restoring to Buyer the number of parking spaces currently available to the Facility) prior to the date eight (8) months after groundbreaking, Sellers shall pay to Buyer, as liquidated damages and not as a penalty, (a) $300 per day, beginning on the first day of the 9th month following the Closing Date and continuing until the final day of such month, (b) $400 per day, beginning on the first day of the 10th month after the Closing Date and continuing until the final day of such month, and (c) $500 per day, beginning on the first day of the 11th month after the Closing Date and continuing until the final day of the 24th month after the Closing Date. If for six (6) consecutive months, Sellers do not have an active building permit or have not been actively pursuing a building permit for the parking structure described in Section 12.3, or Sellers have advised Buyer that they are abandoning the construction project described in Section 12.3, Buyer shall have the right to terminate the sublease for the Office Space portion of the Premises and to use such Office Space for any purpose permitted by such Lease, all without any payment to Sellers for such right of termination or any cost, expense or liability whatsoever with respect thereto;

               (i) a guaranty from Sellers with respect to the performance of the non-contractor party under each of the Construction Contracts, as well as
Section 12.3 of the Lease for the Spectrum Club/Thousand Oaks; and

               (j) an appropriate confirmation from the contractor under each of the Construction Contracts, in a form reasonably acceptable to Buyer, requiring such contractor (a) to deliver to Buyer any notice of default or incipient default delivered by such contractor to Sellers, at the same time such notice is delivered to Sellers, (b) to provide Newco and Buyer a reasonable opportunity to cure any such default or incipient default and (c) to acknowledge Newco and Buyer as third-party beneficiaries of such contractor's obligations under such Construction Contract.

               (k) consents from all lenders holding a security interest in the fee interest in any real property subject to any Lease (and from all landlords under any such Lease, to the extent not already included in the estoppel certificates referred to above) to the transactions contemplated by this Agreement, including without limitation the sublease or assignment of such Lease, as the case may be, and Newco's encumbrance of the leasehold interest in such Lease, in form acceptable to Newco, Buyer and Buyer's lender.

        7.8 No Action. Since the date of this Agreement, there must not have been commenced or threatened against Buyer, or against any Affiliate of Buyer, any Action

(a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

        7.9 No Prohibition. Neither the consummation nor the performance of any of the Contemplated Transactions by Buyer will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of any Legal Requirement or Order applicable to Buyer.

        7.10 Title Insurance Policies. Newco and/or Buyer's lender, if any, shall have received an owner's and ALTA lender's policy of title insurance policy or policies, as appropriate, covering the fee or leasehold interest in such Facilities as Newco, Buyer or such lender may require, insuring fee or leasehold title, as appropriate, vested in Newco, issued by a company reasonably acceptable to Buyer or such lender, subject to no Encumbrances other than Encumbrances which have been approved by Buyer, Newco and such Lender in their sole but good faith discretion, and including such endorsements as shall reasonably be requested by Buyer, Newco or such lender.

        7.11 Transfer of Interest in Real Property. Sellers shall have transferred to Newco fee simple title to all Owned Real Property, and the leasehold interest in the Leases set forth on Schedule 4.6, whether by assignment or sublease.

                                  ARTICLE VIII.

              CONDITIONS PRECEDENT TO SELLERS' OBLIGATION TO CLOSE

               Sellers' obligation to sell the Newco Stock and to take the other actions required to be taken by Sellers at or prior to the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Sellers, in whole or in part):

        8.1 Accuracy of Representations. The representations and warranties made by Buyer in this Agreement (i) to the extent qualified by Material Adverse Effect or any other materiality qualification must be true and correct and (ii) to the extent not qualified by Material Adverse Effect or any other materiality qualification must be true and correct in all material respects, as of the Closing Date as if made on the Closing Date, except to the extent that such representations and warranties expressly relate to a different date, and Sellers shall have received an officer's certificate to such effect signed on behalf of Buyer.

        8.2 Buyer's Performance. Each of the covenants and obligations that the Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with, and Sellers shall have received an officer's certificate to such effect signed on behalf of Buyer.

        8.3 HSR. The applicable waiting period, including any extension thereof, under the HSR Act shall have expired.

        8.4 No Actions or Court Orders. No Action shall have been instituted or threatened which questions the validity or legality of the Contemplated Transactions and which could reasonably be expected to have a Material Adverse Effect if the Contemplated Transactions are consummated. There shall not be any Legal Requirement or Order that makes the Contemplated Transactions illegal or otherwise prohibited.

        8.5 Additional Documents. Each of the following documents (with such changes as may be reasonably required by Buyer's lender) must have been delivered to Sellers:

               (a) an opinion of Latham & Watkins and / or other local counsel to Buyer, dated the Closing Date, in the form of Exhibit K hereto;

               (b) the Ancillary Agreements executed by Buyer and all other parties thereto (other than Sellers); and

               (c) he documents contemplated by Section 3.2 and such other documents as Sellers may reasonably request for the purpose of (i) evidencing the accuracy of any of Buyer's representations and warranties, (ii) evidencing the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer, (iii) evidencing the satisfaction or waiver of any condition referred to in this Section 8, or
(iv) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

        8.6 Permits. All the Permits referred to in Schedule 4.14 hereto must be obtained prior to the Closing and must be in full force and effect. The applicable waiting period, including any extension thereof, under the HSR Act shall have expired.

        8.7 No Prohibition. Neither the consummation nor the performance of any of the Contemplated Transactions by Sellers will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of any Legal Requirement or Order applicable to Sellers or Newco.

        8.8 Thousand Oaks Sale Leaseback. Sellers shall have completed the sale-leaseback of the Spectrum Club -- Thousand Oaks in accordance with the documents delivered to Buyer prior to the date of this Agreement.

                                   ARTICLE IX.

                             CONSENTS TO ASSIGNMENT

        9.1 Consents to Assignment. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Contract, or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach thereof or in any way adversely affect the rights of Newco or Buyer thereunder. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights thereunder so that Newco or Buyer would not receive all such rights, Sellers will cooperate with Buyer, in all reasonable respects, to provide to Newco or Buyer the benefits under any such Contract.


                                   ARTICLE X.

                             ACTIONS BY SELLERS AND
                             BUYER AFTER THE CLOSING

        10.1 Name Change. Any of the Sellers whose corporate name includes the word "Spectrum" shall file at or promptly after Closing an amendment to such Sellers' Articles of Incorporation to change its corporate name so as not to include the word "Spectrum" or any other name or mark that has a near resemblance thereto and deliver a copy thereof to Buyer to file with the Secretary of State of each Seller's state of incorporation.

        10.2   Books and Records; Tax Matters.

               (a) Books and Records. Each party agrees that it will cooperate with and make available to the other party, during normal business hours, all Books and Records, information and employees (without substantial disruption of employment) retained and remaining in existence after the Closing which are necessary or useful in connection with any tax inquiry, audit, investigation or dispute, any litigation or investigation or any other matter requiring any such Books and Records, information or employees for any reasonable business purpose. The party requesting any such Books and Records, information or employees shall bear all of the out-of-pocket costs and expenses (including, without limitation, attorneys' fees, but excluding reimbursement for salaries and employee benefits) reasonably incurred in connection with providing such Books and

Records, information or employees. All information received pursuant to this
Section 10.2(a) shall be subject to the terms of the confidentiality agreement entered into between Parent and Brentwood Associates Private Equity III, L.P.

               (b) Cooperation and Records Retention. Sellers and Buyer shall
(i) each provide the other with such assistance as may reasonably be requested by any of them in connection with the preparation of any return, audit, or other examination by any taxing authority or judicial or administrative proceedings relating to liability for Taxes, (ii) each retain and provide the other with any records or other information that may be relevant to such return, audit or examination, proceeding or determination, and (iii) each provide the other with any final determination of any such audit or examination, proceeding, or determination that affects any amount required to be shown on any tax return of the other for any period. Without limiting the generality of the foregoing, Buyer and Sellers shall each retain, until the applicable statutes of limitations (including any extensions) have expired, copies of all tax returns, supporting work schedules, and other records or information that may be relevant to such returns for all tax periods or portions thereof ending on or before the Closing Date and shall not destroy or otherwise dispose of any such records without first providing the other party with a reasonable opportunity to review and copy the same.

        10.3 Survival of Representations, Etc. All statements contained in the Disclosure Schedule or in any certificate, schedule, exhibit or instrument or conveyance delivered by or on behalf of the parties pursuant to this Agreement or in connection with the Contemplated Transactions shall be deemed to be representations and warranties by the parties hereunder. The representations, warranties, covenants and agreement of Sellers and Buyer contained herein shall survive the consummation of the Contemplated Transactions and the Closing Date, without regard to any investigation made by any of the parties hereto. Except as provided in this sentence, all such representations and warranties and covenants herein (other than Excluded Liabilities) and all claims and causes of Action with respect thereto (other than the provisions of Sections 4.11, 4.13 and 4.19 and all Claims with respect thereto) shall terminate one year after the Closing Date. The representations and warranties in Sections 4.11, 4.13, and 4.19 shall survive until the expiration of the applicable statute of limitations (with extensions) with respect to the matters addressed in such sections. The termination of the representations and warranties provided herein shall not affect the rights of a party in respect of any Claim (as defined in Section 10.4(d)) made by such party in a writing received by the other party prior to the expiration of the applicable survival period provided herein.

        10.4   Indemnifications.

               (a) By Sellers. Sellers shall indemnify, save and hold harmless Buyer, its Affiliates (including without limitation Newco) and their respective Representatives, from and against any and all costs, losses (including without limitation diminution in value), Taxes, liabilities, obligations, damages, lawsuits, deficiencies, claims, demands, and expenses, including without limitation interest, penalties, costs of mitigation, losses in connection with any environmental law (including without limitation any necessary clean-up or remedial action), damages to the environment, attorneys' fees and all amounts paid in investigation, defense or settlement of any of the foregoing (herein, "Damages"), reasonably incurred in connection with, arising out of, resulting from or incident to (i) any breach of any representation or warranty or the inaccuracy of any representation, made by any of the Sellers in or pursuant to this Agreement or any Ancillary Agreement or in the Contribution Agreement; (ii) any breach of any covenant or agreement made by any of the Sellers in or pursuant to this Agreement (including, without limitation, a breach of the covenants made in Section 2.8 hereof) or any Ancillary Agreement or the Contribution Agreement; (iii) the imposition of any and all Taxes on any Person other than Newco under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise; and/or (iv) any Excluded Liability (collectively "Indemnification Liability"). Except as provided in Section 10.9, the obligations under this Section 10.4 are joint and several as between each Seller.

               The term "Damages" as used in this Section 10.4 is not limited to matters asserted by third parties against Sellers, Newco or Buyer, but includes Damages incurred or sustained by any of the Sellers or Newco, or Buyer in the absence of third party claims. However, the term Damages specifically excludes
(i) amounts which have already been deducted from the Purchase Price pursuant to
Section 2.5 and (ii) the amount of any insurance recovery or other recovery from a third party (in any case, an "Insurer") attributable to an injury, cost or loss otherwise subject to indemnification hereunder which would otherwise constitute Damages hereunder. Payments by Buyer of amounts for which Buyer is indemnified hereunder, and payments by Sellers of amounts for which Sellers are indemnified, shall not be a condition precedent to recovery. Sellers' obligation to indemnify Buyer, and Buyer's obligation to indemnify Sellers, shall not limit any other rights, including without limitation rights of contribution which either party may have under statute or common law.

               (b) By Buyer. Buyer shall indemnify and save and hold harmless Sellers and their Affiliates, and their respective Representatives from and against any and all Damages incurred in connection with, arising out of, resulting from or incident to (i) any breach of any representation or warranty or the inaccuracy of any representation, made by Buyer in or pursuant to this Agreement or any Ancillary Agreement; (ii) any breach of any covenant or agreement made by Buyer in or pursuant to this Agreement or any Ancillary Agreement; (iii) arising out of the ownership of the Assets or the operation of the Business from and after the Closing Date; or (iv) from and after the Closing, any Assumed Liability.

               (c) Cooperation. The Indemnitee shall cooperate in all reasonable respects with the Indemnitor and such attorneys in the investigation, trial and defense of any Action and any appeal arising therefrom; provided, however, that the Indemnitee may, at its own cost, participate in the investigation, trial and defense of such Action and any appeal arising therefrom. The parties shall cooperate with each other in any notifications to insurers.

               (d) Defense of Claims. If a claim for Damages (a "Claim") is to be made by a party entitled to indemnification (the "Indemnitee") hereunder against the indemnifying party (the "Indemnitor"), the Indemnitee shall, subject to Section 10.3, give written notice (a "Claim Notice") to the Indemnitor as soon as practicable after the Indemnitee becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Section 10.4. Such notice shall describe in reasonable detail the Damages, the amount thereof, if known, and the method of computation of such Damages, all with reasonable particularity. If any Action is filed by or against a third party with respect to which the Indemnitee intends to claim any liability or expenses as Damages hereunder, the Indemnitee shall promptly notify the Indemnitor of such Action. If any Action is filed against any party entitled to the benefit of indemnity hereunder, written notice thereof shall be given to the Indemnitor as promptly as practicable (and in any event within fifteen (15) calendar days after the service of any citation or summons). The failure of any Indemnitee to give timely notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the Indemnitor demonstrates actual damage caused by such failure. Such notice shall contain a reasonably detailed description of all circumstances surrounding the Claim. After such notice, if the Indemnitor shall acknowledge in writing to the Indemnitee that the Indemnitor shall be obligated under the terms of its indemnity hereunder in connection with such Action, then the Indemnitor shall be entitled, if it so elects, (i) to take control of the defense and investigation of such Action,
(ii) to employ and engage attorneys of its own choice to handle and defend the same, at the Indemnitor's cost, risk and expense unless the named parties to such Action include both the Indemnitor and the Indemnitee and the Indemnitee has been advised in writing by counsel that there is a conflict of interest precluding effective representation of both parties by the same attorneys and
(iii) to compromise or settle any Claim, which compromise or settlement shall be made only with the written consent of the Indemnitee, such consent not to be unreasonably withheld. Until such time as the Indemnitee has received written notice form the Indemnitor stating that the Indemnitor elects to assume the defense of such Claim, the Indemnitee against which such Claim has been asserted will (upon delivering notice to such effect to the Indemnitor), at the Indemnitor's cost and expense, undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk of the Indemnitor; provided, however, that such Claim shall not be compromised or settled without the written consent of the Indemnitor, which consent shall not be unreasonably withheld, delayed or conditioned. The Indemnitor shall have the right at its own expense to participate in the defense of any such third party Claim and to employ counsel at its own expense to assist in such defense. In the event the Indemnitor does not elect to assume the defense of any third party Claim, the Indemnitor shall pay the reasonable fees and disbursements of the Indemnified Parties' counsel. In the event the Indemnitee assumes the defense of the Claim, the Indemnitee will keep the Indemnitor reasonably informed of the progress of any such defense, compromise or settlement. The Indemnitor shall be liable for any settlement of any Action effected pursuant to and in accordance with this
Section 10.4 and for any final judgment (subject to any right of appeal), and the Indemnitor agrees to indemnify and hold harmless an Indemnitee from and against any Damages by reason of such settlement or judgment. If an Indemnitee recovers Damages from an Indemnitor which are later recovered by Indemnitee from an Insurer, Indemnitee shall reimburse Indemnitor to the extent of such recovery.

               (e) Buyer's Right of Offset. Anything in this Agreement to the contrary notwithstanding, either party may withhold and set off against any other amounts otherwise due the other party, any amount as to which such party is obligated to indemnify the other pursuant to any provision of this Section 10.4.

               (f) Exclusive Remedy. The indemnification provided by this
Section 10.4 shall constitute the exclusive remedy for monetary damages for breach of this Agreement.

               (g) Non-Liability of El Segundo TDC, Ltd. Notwithstanding any other term hereof, Sellers and Buyer agree that in no event shall El Segundo TDC, Ltd. have any liability for any representation, warranty or covenant hereunder.

               (h) Limitations. Neither Buyer nor Sellers shall be liable to the other under this Section 10.4 for any Damages unless and to the extent that until the aggregate amount otherwise due the Indemnitee exceeds an accumulated total of $500,000, except that this Section 10.4(h) shall not apply to Sections 4.11, 4.13 and 4.19 or to any Purchase Price adjustment otherwise provided for in this Agreement.

        10.5 Bulk Sales. It may not be practicable to comply or attempt to comply with the procedures of the "Bulk Sales Act" or similar law of any or all of the states in which the Assets are situated or of any other state which may be asserted to be applicable to the transactions contemplated hereby. Accordingly, to induce Buyer to waive any requirements for compliance with any or all of such laws, Sellers hereby agree that the indemnity provisions of
Section 10.4 hereof shall apply to any Damages of Buyer or any institution providing financing to Buyer arising out of or resulting from the failure of Sellers or Buyer to comply with any such laws, other than any Damage relating to the failure of Buyer to pay or fulfill the Assumed Liabilities in a timely manner.

        10.6 Arbitration. Any controversy arising after the Closing of or relating to this Agreement (including, without limitation, pursuant to Section 10.4, but excluding for purposes of this Section 10.6 and the Employment and Non-Competition Agreements, or relating to the breach hereof), shall be submitted to arbitration by a retired judge who is a panelist with JAMS/Endispute (or any successor) in Los Angeles, in accordance with JAMS/Endispute's procedures then in effect (except as otherwise expressly provided in this Agreement), except that disputes related to the preparation of financial statements shall be arbitrated by a mutually agreeable Big 5 accounting firm which has no relationship to either Buyer or Sellers. Buyer and Sellers shall use their best efforts to cause such arbitrator to make its determination within thirty (30) calendar days of accepting its selection. The fees and expenses of such arbitrator shall be borne by Buyer and Sellers equally. The award rendered by the arbitrator(s) shall be final, binding and conclusive on the parties, and judgment upon the award rendered by the arbitrator(s) may be entered upon it in any court having jurisdiction thereof. The arbitrator(s) shall possess the powers to issue mandatory orders and restraining orders in connection with such arbitration. The agreement to arbitrate shall be specifically enforceable under the prevailing arbitration law. During the continuance of any arbitration proceedings, the parties shall continue to perform their respective obligations under this Agreement.

        10.7 Management Employees. Neither Buyer nor Sellers shall solicit for employment any club manager or executive level personnel from the other for a three year period after the Closing Date, or hire any club manager or executive level personnel from the other during the one year period following the Closing Date.

                                   ARTICLE XI.

                                   TERMINATION

        11.1 Termination Events. This Agreement may, by notice given prior to or at the Closing, be terminated:

                      (i) by either Buyer or Sellers if a material breach of any provision of this Agreement has been committed by the other party, such breach has not been waived and such breach (if curable) is not cured within 10 days after notice thereof;

                      (ii) by Buyer if any of the conditions in Section 7 has not been satisfied as of the Closing Date (or other date specified in this Agreement with respect to any such condition) or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date; or by Sellers, if any of the conditions in Section 8 has not been satisfied as of the Closing Date (or other date specified in this Agreement with respect to any such condition) or if satisfaction of such a condition is or becomes impossible (other than through the failure of Sellers to comply with their obligations under this Agreement) and Sellers have not waived such condition on or before the Closing Date;

                      (iii) by mutual consent of Buyer and Sellers;

                      (iv) by either Buyer or Sellers if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before the later of October 31, 1999 or forty (40) days after Sellers mail all the request for landlord consent and/or non-disturbance agreement, or such later date as the parties may agree upon;

                      (v) by Sellers on September 30, 1999, if all conditions to Seller's and Buyer's obligations to close have not been satisfied by such date by reason of the failure of Buyer to comply fully with its obligations under Sections 8.1, 8.2, 8.4, 8.5 or 8.7 of this Agreement; or

                      (vi) as provided in Section 2.4(b) or Section 7.6.



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

        11.2   Effect of Termination

               (a) General. Each party's right of termination under Section 11.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 11.1, all further obligations of the parties under this Agreement will terminate, except as provided in Section 11.2(b) below and except that the obligations in Sections
12.6 and 12.9 will survive; provided, however, that if this Agreement is terminated by a party because of the breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired. Upon any termination, both parties shall return to the other party all written materials provided in connection with this Agreement.

                                  ARTICLE XII.

                                  MISCELLANEOUS

        12.1 Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any party without the prior written consent of the other parties; except that Buyer may, without such consent, assign all such rights to any lender as collateral security and assign all such rights and obligations to a wholly-owned subsidiary (or a partnership controlled by Buyer) or subsidiaries of Buyer or to a successor in interest to Buyer which shall assume all obligations and liabilities of Buyer under this Agreement. Notwithstanding the foregoing, Buyer shall remain liable with respect to all obligations under this Agreement in the event of any such assignment. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and no other person shall have any right, benefit or obligation under this Agreement as a third party beneficiary or otherwise.

        12.2 Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy, electronic or digital transmission method; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:

If to Sellers, addressed to:

The Sports Club Company, Inc.

                      11100 Santa Monica Boulevard
                      Suite 300
                      Los Angeles, CA  90025-3384
                      Attention: John Gibbons
                      Fax: (310) 479-5740


With a copy to (with regard to notices to Sellers):

                      Ronald K. Fujikawa, Esq. or
                      Joseph P. Bartlett, Esq.
                      Kinsella, Boesch, Fujikawa & Towle, LLP
                      1901 Avenue of the Stars, 7th Floor
                      Los Angeles, CA 90067
                      Fax: (310) 284-6018

                      If to Buyer, addressed to:

                      Racquetball & Fitness Clubs, Inc.
                      c/o Brentwood Associates
                      11150 Santa Monica Boulevard
                      Suite 1200

                      Los Angeles, CA  90025
                      Attention: Edward L. McCall and Louis Bissette

With a copy to:

                      Elizabeth A. Blendell, Esq.
                      Latham & Watkins
                      633 W. 5th Street, Suite 4000
                      Los Angeles, CA  90071
                      Fax: 213-891-8763

or to such other place and with such other copies as either party may designate as to itself by written notice to the others.



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

        12.3 Choice of Law. This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of California (without reference to the choice of law provisions of California law), except with respect to matters of law concerning the internal corporate affairs of any corporate entity which is a party to or the subject of this Agreement, and as to those matters the law of the jurisdiction under which the respective entity derives its powers shall govern.

        12.4 Entire Agreement; Amendments and Waivers. This Agreement and the Ancillary Agreements, together with all exhibits and schedules hereto and thereto (including the Disclosure Schedule), and the confidentiality agreement referred to in section 10.2 constitute the entire agreement among the parties pertaining to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

        12.5 Multiple Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        12.6 Expenses. Except as otherwise specified in this Agreement, each party hereto shall pay its own legal, accounting, out-of-pocket and other expenses incident to this Agreement and to any action taken by such party in preparation for carrying this Agreement into effect.

        12.7 Invalidity. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

        12.8 Titles. The titles, captions or headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

        12.9 Publicity. Neither Sellers nor Shareholder, nor, prior to Closing, Buyer shall issue any press release or make any public statement or public disclosure regarding the transactions contemplated hereby, without prior written approval of the other party; provided that Shareholder if Shareholder believes a press release or other public disclosure is required by applicable law or the rules and regulations of the American Stock Exchange ("AMEX"), Shareholder will promptly inform Buyer and provide Buyer with a reasonable opportunity to review and comment on Shareholder's proposed disclosure.



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

        12.10 Cumulative Remedies. All rights and remedies of either party hereto are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

        12.11 Attorneys' Fees. If any party to this Agreement brings an action to enforce its rights under this Agreement, the prevailing party shall be entitled to recover its costs and expenses, including without limitation reasonable attorneys' fees, incurred in connection with such action, including any appeal of such action.



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

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their respective behalf, by their respective officers thereunto duly authorized, all as of the day and year first above written.

THE SPECTRUM CLUB COMPANY,INC.

By      /s/ John M. Gibbons
        ---------------------------------------------
Name:   John M. Gibbons
        ---------------------------------------------
Title:  Chief Executive Officer
        ---------------------------------------------

CANOGA/AGOURA SPECTRUM CLUB, INC.

By      /s/ John M. Gibbons
        ---------------------------------------------
Name:   John M. Gibbons
        ---------------------------------------------
Title:  Chief Executive Officer
        ---------------------------------------------

TVE, INC.

By      /s/ John M. Gibbons
        ---------------------------------------------
Name:   John M. Gibbons
        ---------------------------------------------
Title:  Chief Executive Officer
        ---------------------------------------------

EL SEGUNDO TDC, LTD.

By      /s/ John M. Gibbons
        ---------------------------------------------
Name:   John M. Gibbons
        ---------------------------------------------
Title:  Chief Executive Officer
        ---------------------------------------------

SPECTRUM CLUB ANAHEIM

By      /s/ John M. Gibbons
        ---------------------------------------------
Name:   John M. Gibbons
        ---------------------------------------------
Title:  Chief Executive Officer
        ---------------------------------------------

THE SPORTS CLUB COMPANY, INC.

By      /s/ John M. Gibbons
        ---------------------------------------------
Name:   John M. Gibbons
        ---------------------------------------------
Title:  Chief Executive Officer
        ---------------------------------------------

RACQUETBALL & FITNESS CLUBS, INC.

By      /s/ Anthony Choe
        ---------------------------------------------
Name:   Anthony Choe
        ---------------------------------------------
Title:  Secretary
        ---------------------------------------------



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